Exhibit 99.1

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws.

It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 13, 2026

For immediate release

Company Name:	Sumitomo Chemical Co., Ltd.
Representative:	Nobuaki Mito, Representative Director & President
Securities Code:	4005
Stock Exchange Listing:	Prime Market of the Tokyo Stock Exchange
Inquiries:	Toshihiro Yamauchi, Managing Executive Officer/General Manager, Corporate Communications Dept.
(Tel: +81-3-5201-0200)

Company Name:	Koei Chemical Company, Limited
Representative:	Yasuaki Sasaki, Representative Director & President
Securities Code:	4367
Stock Exchange Listing:	Standard Market of the Tokyo Stock Exchange
Inquiries:	Takashi Ohata Managing Executive Officer, Head of General Affairs & Human Resources (Tel: +81-3-6837-9300)

Notice Regarding Execution of Share Exchange Agreement (Simplified Share Exchange) to Make Koei Chemical Company, Limited a Wholly Owned Subsidiary of Sumitomo Chemical Co., Ltd.

Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”) and Koei Chemical Company, Limited (“Koei Chemical”; Sumitomo Chemical and Koei Chemical are hereinafter collectively referred to as the “Companies”) hereby announce that the Companies decided, by resolutions of their respective Boards of Directors at meetings held today, to implement a share exchange through which the following will occur (the “Share Exchange”) and have executed a share exchange agreement (the “Share Exchange Agreement”) today: (a) Sumitomo Chemical will become a wholly owning parent company resulting from a share exchange; and (b) Koei Chemical will become a wholly owned subsidiary resulting from a share exchange.

The Share Exchange is expected to be implemented, in the case of Sumitomo Chemical, by way of a simplified share exchange that does not require approval by a resolution of a general meeting of shareholders as prescribed in Article 796, paragraph (2) of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter), and in the case of Koei Chemical, with the Share Exchange Agreement being approved by a resolution of an ordinary general meeting of shareholders to be held on June 25, 2026. The effective date of the Share Exchange is scheduled to be August 1, 2026.

Prior to the effective date of the Share Exchange (August 1, 2026 (scheduled)), common stock of Koei Chemical (“Koei Chemical Shares”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (“TSE”) on July 30, 2026 (with a final trading date of July 29, 2026).

1.	Purpose of making Koei Chemical a wholly owned subsidiary through the Share Exchange

As of March 31, 2026, Sumitomo Chemical operates businesses in the agro & life solutions sector, the ICT & mobility solutions sector, the advanced medical solutions sector, and the essential & green materials sector, among others.

Sumitomo Chemical was established in June 1925 and has, in accordance with its corporate philosophy, including the Sumitomo spirit of “jiri rita koshi ichinyo” (“harmony between the individual, the nation and society”), put forth the following as its basic policies in the Corporate Business Plan for FY 2025 to FY 2027, “Leap Beyond: Return to a Growth Trajectory,” with the long-term vision to become an “Innovative Solution Provider”: (i) upgrading Sumitomo Chemical’s business portfolio through a new growth strategy; (ii) increasing resilience through the continuous implementation of structural reforms; (iii) improving financial and capital efficiency; (iv) an R&D strategy centered on Sumitomo Chemical’s three X’s (BX (biotechnological transformation), DX (digital transformation), and GX (green transformation)); and (v) enhancing its management foundation to support Sumitomo Chemical’s new growth strategy.

On the other hand, Koei Chemical was established in June 1917 and, as a pioneer of nitrogen-containing compounds, has engaged in the manufacture and sale of gas-phase products and amine products among other core products, as well as agrochemical-related chemical products and functional chemical products. By further advancing the core technologies it has cultivated over many years, Koei Chemical has been providing high-value-added, high-performance products.

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The capital relationship between Sumitomo Chemical and Koei Chemical began in 1951, when Sumitomo Chemical (then named Sumitomo Kagaku Kogyou KK in Japanese) made a capital investment as a shareholder in Koei Chemical (then named Koei Kagaku Kogyou KK in Japanese) for the purpose of supporting management, followed by an additional investment by Sumitomo Chemical in 1954, as a result of which Koei Chemical became a consolidated subsidiary of Sumitomo Chemical. Koei Chemical was listed on the Second Section of the Osaka Securities Exchange in October 1997, and, as of the end of March 1998, the number of Koei Chemical Shares held by Sumitomo Chemical was 13,647,093 shares (shareholding ratio (Note 1): 55.70%). Thereafter, Koei Chemical conducted a share consolidation at a ratio of one share for every five shares of common stock in October 2017, and, as of the end of March 2018, Sumitomo Chemical came to hold 2,731,400 Koei Chemical Shares (shareholding ratio: 55.74%), and there has been no change in the number of Koei Chemical Shares held by Sumitomo Chemical or in the shareholding ratio up to date.

(Note 1)

“Shareholding ratio” means the ratio to the number of issued shares of Koei Chemical at each point in time, rounded to the nearest second decimal place (however, as it is difficult to ascertain the number of treasury shares at each point in time, treasury shares have not been deducted from the number of issued shares).

Since Sumitomo Chemical’s capital participation in Koei Chemical in 1951, the Companies have collaborated in the business domain of agrochemical-related chemical products and functional chemical products. In recent years, collaboration has progressed especially in optical materials and pharmaceutical-related fields. To date, Sumitomo Chemical has respected the independence of Koei Chemical as a listed company, while promoting integrated group management and the realization of synergies. At the same time, in addition to the challenging industry environment, exemplified by rising resource and energy prices and supply shortages, the business environment facing the Companies has gone through significant change, including expanding needs for sustainability-related responses, as well as technological innovation in advanced medical fields, such as gene therapy using therapeutic oligonucleotides and regenerative and cell-based medicines.

In light of such environmental changes, Koei Chemical recognizes that its key challenges are to continue growth initiatives across each product field aimed at improving utilization of existing facilities, while accurately ascertaining business opportunities and further refining its proprietary technologies to expand its functional products and new business areas. In addition, while Sumitomo Chemical’s advanced small-molecule APIs CDMO business has thus far grown primarily in the domestic market, Sumitomo Chemical understands that strengthening its ability to respond to overseas projects will be important for further business expansion in the future.

Under these circumstances, as it becomes increasingly important for the Companies to accurately capture global business opportunities and execute their management strategies swiftly and flexibly, Sumitomo Chemical believes that collaboration involving Koei Chemical’s technologies, know-how, human resources, and multi-purpose facilities to establish a production system that meets the needs of major overseas pharmaceutical companies and other global clientele will enable the fulfillment of diverse domestic and international needs and enable expansion in the scale of business.

Sumitomo Chemical has come to recognize that the current parent-subsidiary relationship on a consolidated basis that is premised on maintaining Koei Chemical’s listing is, on its own, inadequate for the further acceleration of the aforementioned initiatives and promotion of integrated business operations while achieving sustainable growth by the Companies, and that a more integrated group management framework is necessary. Accordingly, by making Koei Chemical a wholly owned subsidiary of Sumitomo Chemical, Sumitomo Chemical aims to further strengthen the collaborative relationship, while enabling prompt and flexible decision-making and thorough implementation of policies within the Sumitomo Chemical group, and thereby contributing to the enhancement of the Companies’ corporate value, so Sumitomo Chemical made, on November 4, 2025, a proposal to Koei Chemical regarding the Share Exchange (the “Proposal”).

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Koei Chemical, in response to the Proposal from its parent company Sumitomo Chemical, decided to begin detailed consideration of the Share Exchange. Upon commencing that detailed consideration of the Share Exchange, and prior to deliberation by Koei Chemical’s Board of Directors of the pros and cons of the Share Exchange and adoption of any resolution in that regard, on November 17, 2025 Koei Chemical established, as one of its measures to ensure the fairness of the Share Exchange, a framework for conducting that detailed consideration, including the creation of a special committee composed of members who are independent from Sumitomo Chemical and independent from whether the Share Exchange is consummated (the “Special Committee”; for details, please see “3.(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below) (a) because structural conflicts of interest could arise in the Share Exchange, (b) for the purpose of protecting the general shareholders of Koei Chemical, and (c) from the perspectives of ensuring the fairness of the exchange ratio in the Share Exchange, eliminating arbitrariness in the decision-making process, and avoiding conflicts of interest.

The following are envisaged as specific measures and synergies realized based on those measures after the Share Exchange.

(i)	Technological advancement through the combination of Koei Chemical’s and Sumitomo Chemical’s technological capabilities

Leveraging a diverse product range, accumulated technological capabilities, and custom synthesis capabilities, Koei Chemical, in addition to its foundational products, has developed functional products and new businesses and has built an established position as a leading company in the field of nitrogen-containing compounds. The Companies believe that combining the technological capabilities that are the source of Koei Chemical’s competitive advantage with Sumitomo Chemical’s technological capabilities will enable the pursuit of further technological advancement, including through collaborative exploration of new market needs. In particular, the Companies believe that combining the distinctive technologies of low-temperature curing catalysts and ionic liquids held by Koei Chemical with Sumitomo Chemical’s technologies will enable expansion into new markets and new product development.

(ii)	Expansion of Sumitomo Chemical’s advanced small-molecule APIs CDMO business in Japan and abroad by leveraging Koei Chemical’s multi-purpose facilities

Partly due to a decrease in the demand for organometallic catalysts and the like, Koei Chemical’s group of multi-purpose facilities continues to be underutilized. In contrast, Sumitomo Chemical believes that, following the Share Exchange, it will be able to leverage Koei Chemical’s multi-purpose facilities into an expansion of the advanced small-molecule APIs CDMO business that Sumitomo Chemical is pursuing. Specifically, by leveraging Sumitomo Chemical’s management resources to convert Koei Chemical’s multi-purpose facilities into facilities that are GMP compliant both in Japan and abroad and by establishing a production system aligned with the needs of major overseas pharmaceutical companies and other global clientele in its advanced small-molecule APIs CDMO business, Sumitomo Chemical aims to handle diverse demand in Japan and abroad and expand the scale of its business.

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(iii)	Acceleration and optimization of business activities through integrated operation of the Companies

In addition to the synergies illustrated in (i) and (ii) above, the Companies believe that making Koei Chemical a wholly owned subsidiary of Sumitomo Chemical in the Share Exchange and thus enabling the Companies to operate in an integrated manner will result in swifter decision-making and enable even more extensive and flexible mutual leveraging of both parties’ information, human resources, and other management resources, leading to increased profitability across the Sumitomo Chemical group.

Further, the Companies believe that, after the Share Exchange, the general shareholders of Koei Chemical will, as shareholders of Sumitomo Chemical, be able to enjoy the economic benefits of increased corporate value resulting from the synergy between the Companies. In addition, the Companies believe that, in circumstances where the burden of responding to the development of systems required for listed companies and the costs of doing so are increasing, the Share Exchange will also contribute to a reduction in the operational burden and costs associated with maintaining a listing for Koei Chemical.

Since Koei Chemical will be delisted as a result of the Share Exchange, it is possible that Koei Chemical will no longer obtain certain advantages that listed companies are generally able to enjoy, such as the securing of diverse funding methods through equity financing, the positive impact on recruitment activities associated with the improvement in social creditworthiness and name recognition, and the improvement in financial data reliability through accounting audits. However, the Companies believe that the impact associated with delisting will be kept to a minimum taking into account the following, among other factors: with respect to funding needs, alternative means to conduct financing in the equity markets exist, such as financial support from the parent company to its subsidiaries; Koei Chemical’s name recognition is already ample due to its long history, and even if Koei Chemical were to become a non-listed company, it will continue being able to benefit from the name recognition of the Sumitomo Chemical group as a wholly owned subsidiary of Sumitomo Chemical by further strengthening its connections within the Sumitomo Chemical group, so it is believed that any negative impact on new staff recruitment and the like will be minor; and, further, it will be possible to maintain the financial reliability of the company because it will still be subject to Sumitomo Chemical’s consolidated accounting audit even after becoming a wholly owned subsidiary of Sumitomo Chemical.

In addition, the Companies have determined that selecting the Share Exchange as the method for making Koei Chemical a wholly owned subsidiary would be preferable. This determination has been reached because, by delivering shares of common stock of Sumitomo Chemical (“Sumitomo Chemical Shares”) to the general shareholders of Koei Chemical as consideration for the Share Exchange, the general shareholders of Koei Chemical will be provided with an opportunity to benefit from business expansion and increased earnings within the Sumitomo Chemical group and other similar advantages through the creation of anticipated synergies, and, in turn, an increase in the share price of Sumitomo Chemical. In addition, because Sumitomo Chemical Shares possess high liquidity and can be converted into cash at any time through market transactions, the Companies believe the Share Exchange to be appropriate.

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As a result of comprehensive examination of these points by the Companies, the Companies reached the conclusion that making Koei Chemical a wholly owned subsidiary of Sumitomo Chemical would contribute to the improvement of the corporate value of the Companies. Upon reaching that conclusion, and after discussing various terms and conditions, including the allotment ratio, for the Share Exchange, the Companies have reached an agreement, and today, at their Board of Directors meetings, the Companies resolved to implement the Share Exchange with the purpose of making Koei Chemical a wholly owned subsidiary of Sumitomo Chemical and also executed the Share Exchange Agreement.

2.	Overview of the Share Exchange

(1)	Schedule of the Share Exchange

Record date for ordinary general meeting of shareholders for approval of the Share Exchange Agreement (Koei Chemical)	Tuesday, March 31, 2026
Date of resolution of the Board of Directors for the execution of the Share Exchange Agreement (by each of the Companies)	Wednesday, May 13, 2026
Execution date of the Share Exchange Agreement (by each of the Companies)	Wednesday, May 13, 2026
Date of resolution of the ordinary general meeting of shareholders for approval of the Share Exchange Agreement (Koei Chemical)	Thursday, June 25, 2026 (scheduled)
Date of final trading (Koei Chemical)	Wednesday, July 29, 2026 (scheduled)
Date of delisting (Koei Chemical)	Thursday, July 30, 2026 (scheduled)
Scheduled date of the Share Exchange (effective date)	Saturday, August 1, 2026 (scheduled)

(Note 1)

The schedule for the Share Exchange might be changed upon agreement by the Companies if necessary due to requirements related to the progress of the Share Exchange procedures or for any other similar reasons. If there is any change to the schedule above, it will be announced promptly.

(Note 2)

Sumitomo Chemical plans to implement the Share Exchange by way of a simplified share exchange that does not require approval by a resolution of the general meeting of shareholders as prescribed in Article 796, paragraph 2 of the Companies Act.

(2)	Method of the Share Exchange

The Share Exchange is a share exchange in which Sumitomo Chemical will become a wholly owning parent company resulting from a share exchange and Koei Chemical will become a wholly owned subsidiary resulting from a share exchange. The Share Exchange will be implemented, in the case of Sumitomo Chemical, by way of a simplified share exchange that does not require approval by a resolution of the general meeting of shareholders as prescribed in Article 796, paragraph 2 of the Companies Act, and in the case of Koei Chemical, with the Share Exchange Agreement being approved by a resolution of an ordinary general meeting of shareholders to be held on June 25, 2026. The effective date of the Share Exchange is scheduled to be August 1, 2026.

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(3)	Allotments in connection with the Share Exchange

	Sumitomo Chemical (wholly owning parent company resulting from a share exchange)	Koei Chemical (wholly owned subsidiary resulting from a share exchange)
Allotment ratio in connection with the Share Exchange	1	4.91
Number of shares to be delivered in the Share Exchange	Sumitomo Chemical Shares: 10,603,734 shares (scheduled)

(Note 1)	Allotment ratio of shares

Sumitomo Chemical will allot and deliver 4.91 Sumitomo Chemical Shares per one Koei Chemical Share. However, no shares will be allotted in the Share Exchange for Koei Chemical Shares held by Sumitomo Chemical as of the Record Time (as defined below). The above allotment ratio for the Share Exchange (the “Share Exchange Ratio”) might be changed upon discussions and agreement between the Companies if a significant change occurs in various terms and conditions that constitute the bases for the relevant calculations.

(Note 2)	Number of Sumitomo Chemical Shares to be delivered in a share exchange, etc.

Upon the Share Exchange, Sumitomo Chemical plans to allot and deliver to the shareholders of Koei Chemical (excluding Sumitomo Chemical) as of the time immediately prior to Sumitomo Chemical’s acquisition through the Share Exchange of all the issued shares of Koei Chemical (excluding Koei Chemical Shares held by Sumitomo Chemical; that time immediately prior to the time of acquisition, the “Record Time”) the number of Sumitomo Chemical Shares calculated by multiplying the total number of Koei Chemical Shares held by each shareholder by the Share Exchange Ratio. Sumitomo Chemical plans to use a portion of the treasury shares it holds (6,000,000 shares) and the shares to be newly issued by Sumitomo Chemical as the shares to be delivered by Sumitomo Chemical. Koei Chemical plans to cancel, at the Record Time, all of the treasury shares that it holds as of the Record Time (including treasury shares acquired by Koei Chemical through a share purchase in response to a share purchase demand made by dissenting shareholders in relation to the Share Exchange under the provisions of Article 785, paragraph 1 of the Companies Act) by a resolution at its Board of Directors meeting held on or before the day preceding the effective date of the Share Exchange.

(Note 3)	Handling of shares less than one unit

Shareholders of Koei Chemical who come to hold shares less than one unit (stock of less than 100 shares) of Sumitomo Chemical as a consequence of the Share Exchange may participate in either of the following programs concerning Sumitomo Chemical Shares in accordance with the provisions of the Articles of Incorporation and the Share Handling Regulations of Sumitomo Chemical. Shares less than one unit may not be sold on a financial instruments exchange market.

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(A)	Additional purchase program for shares less than one unit (additional purchase to enable holding of 100 shares)

Under this program, any shareholder who holds shares less than one unit of Sumitomo Chemical may, in accordance with the provisions of Article 194, paragraph 1 of the Companies Act and the Articles of Incorporation of Sumitomo Chemical, purchase from Sumitomo Chemical shares that, when combined with the shares less than one unit held by that shareholder, will constitute one unit.

(B)	Demand for purchase from holders of shares less than one unit (sale of shares less than one unit)

Under this program, any shareholder who holds shares less than one unit of Sumitomo Chemical may, in accordance with the provisions of Article 192, paragraph 1 of the Companies Act, demand Sumitomo Chemical to purchase shares less than one unit held by that shareholder.

(Note 4)	Handling of fractions of less than a single share

In relation to shareholders of Koei Chemical who will be delivered Sumitomo Chemical Shares that are fractional shares less than a single share as a consequence of the Share Exchange, Sumitomo Chemical will, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and ordinances, sell Sumitomo Chemical Shares equal to the total number of those fractions of less than a single share (any fractions of less than a single share in such total number being rounded down to the nearest whole number) and pay the sales proceeds to each of those shareholders in proportion to the value of such fractions of less than a single share.

(4)	Treatment of stock acquisition rights and bonds with stock acquisition rights in connection with the Share Exchange

Since Koei Chemical, which through the Share Exchange will become a wholly owned subsidiary resulting from a share exchange, has not issued any stock acquisition rights or bonds with stock acquisition rights, there is no applicable information in this regard.

3.	Basis for allotments in connection with the Share Exchange

(1)	Basis and reason for allotments

In order to ensure that the calculation of the Share Exchange Ratio described in “(3) Allotments in connection with the Share Exchange” in “2.” above is fair and appropriate, Sumitomo Chemical and Koei Chemical have each separately decided (a) to request third-party valuation firms that are independent of the Companies to conduct share exchange ratio calculations and (b) to receive legal advice from legal advisors that are independent of the Companies. Sumitomo Chemical commenced its examination of matters concerning the Share Exchange Ratio upon Sumitomo Chemical appointing Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and third-party valuation firm and Mori Hamada & Matsumoto (“Mori Hamada”) as its legal advisor, and Koei Chemical appointing Daiwa Securities Co., Ltd. (“Daiwa Securities”) as its financial advisor and third-party valuation firm and Shimada Hamba & Osajima as its legal advisor.

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As a result of careful deliberation and examination taking into consideration the share exchange ratio calculation report dated May 12, 2026 obtained from Sumitomo Chemical’s financial advisor and third-party valuation firm Nomura Securities, advice from Sumitomo Chemical’s legal advisor Mori Hamada, results of due diligence conducted by Sumitomo Chemical on Koei Chemical, and the like as described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below, Sumitomo Chemical reached the determination that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Sumitomo Chemical. Accordingly, Sumitomo Chemical determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate.

At the same time, Koei Chemical conducted careful deliberation and examination taking into consideration the share exchange ratio calculation report dated May 12, 2026 obtained from Koei Chemical’s financial advisor and third-party valuation firm Daiwa Securities, advice from Koei Chemical’s legal advisor Shimada Hamba & Osajima, results of due diligence conducted by Koei Chemical on Sumitomo Chemical, instructions and advice from the Special Committee composed of members who are independent from the controlling shareholder Sumitomo Chemical and independent from whether the Share Exchange is consummated, and the contents of the written report received on May 12, 2026 from the Special Committee (the “Written Report”; for contents of the Written Report, please refer to the attached “Report” dated May 12, 2026) as described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below. As a result, Koei Chemical reached the determination that the Share Exchange Ratio is appropriate and will contribute to the interests of the general shareholders of Koei Chemical. As announced in the “Notice Regarding the Recording of Impairment Losses and the Revision of Earnings Forecast for the Fiscal Year Ending March 31, 2026” dated March 31, 2026 and the “Notice Regarding the Revision of Earnings Forecast for the Fiscal Year Ending March 31, 2026” dated April 21, 2026, Koei Chemical has revised its full-year earnings forecast for the fiscal year ending March 31, 2026 (the “Forecast Revision”); however, as stated in “(C) Establishing at Koei Chemical an independent special committee and obtaining a written report from that special committee” of “(4) Measures to ensure fairness (including measures to avoid conflicts of interest),” the Special Committee has confirmed the following, among other matters: (a) that the Forecast Revision was made based on appropriate accounting judgments by Koei Chemical, was conducted independently of the examination of the Share Exchange, and was not influenced by Sumitomo Chemical; and (b) whether or not any revision to the business plan was necessary.

As described above, Sumitomo Chemical and Koei Chemical repeatedly held negotiations and consultations after a careful examination based on the results of due diligence conducted by Sumitomo Chemical and Koei Chemical on each other while referring to the share exchange ratio calculation results submitted by their respective third-party valuation firms and comprehensively taking into account various elements related to the Companies, including financial conditions, asset statuses, future outlooks, and synergistic effects expected to be realized through the implementation of the Share Exchange. As a result, Sumitomo Chemical and Koei Chemical have reached the determination that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders. Accordingly, the Companies determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate.

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The Share Exchange Ratio may, in accordance with the Share Exchange Agreement, be changed upon consultation and agreement between the Companies if there are any material changes to the various terms and conditions constituting the basis of the calculations.

(2)	Matters relating to calculations

(A)	Names of the valuation firms and relationships with the Companies

Sumitomo Chemical’s third-party valuation firm Nomura Securities is a valuation firm independent of the Companies, is not a related party of either Sumitomo Chemical or Koei Chemical, and does not have a material interest that must be stated in relation to the Share Exchange. Compensation for Nomura Securities includes a success fee that will be paid subject to the successful completion of the Share Exchange and the like; however, Sumitomo Chemical believes that the independence of Nomura Securities is not negated by the fact that the success fee to be paid subject to the successful completion of the Share Exchange and the like is included, taking into account the general practices of similar transactions and other such factors.

Koei Chemical’s third-party valuation firm Daiwa Securities is a valuation firm independent of the Companies, is not a related party of either Sumitomo Chemical or Koei Chemical, and does not have a material interest that must be stated in relation to the Share Exchange. Compensation for Daiwa Securities includes a success fee that will be paid subject to the successful completion of the Share Exchange and the like; however, Koei Chemical believes that the independence of Daiwa Securities is not negated by the fact that the success fee to be paid subject to the successful completion of the Share Exchange and the like is included, taking into account the general practices of similar transactions and the appropriateness of a compensation structure that would result in Koei Chemical incurring a significant financial burden if the Share Exchange were not to be completed, and other such factors.

(B)	Outline of calculations

(i)	Calculations by Nomura Securities

With respect to Sumitomo Chemical, because the shares of Sumitomo Chemical are listed on the Prime Market of the TSE and have a market price, Nomura Securities performed its calculations using the average market price method (the valuation reference date was set as May 12, 2026, and each of the following closing prices were used for the calculations: the closing price on the TSE on the valuation reference date, and the simple average closing prices for the last five business days, one-month, three-month, and six-month periods to the valuation reference date).

With respect to Koei Chemical, Nomura Securities performed its calculations using the following methods: (i) average market price method because the shares of Koei Chemical are listed on the Standard Market of the TSE and have a market price (the valuation reference date was set as May 12, 2026, and each of the following closing prices were used for the calculations: the closing price on the TSE on the valuation reference date, and the simple average closing prices for the last five business days, one-month, three-month, and six-month periods to the valuation reference date); (ii) the comparable company comparison method because there are multiple listed companies comparable to Koei Chemical, and it is possible to estimate Koei Chemical’s share value by the comparable company comparison method; and (iii) the discounted cash flow method (the “DCF Method”) in order to reflect the status of future business activities in the valuation.

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The share exchange ratio calculation results are as follows, based on the assumption that, under each valuation method, the share value per share of Sumitomo Chemical is one.

Share exchange ratio calculation results
Average market price method	4.15～4.43
Comparable company comparison method	1.15～4.63
DCF Method	3.17～5.89

In conducting its share exchange ratio calculations, Nomura Securities has assumed that publicly available information and any information provided to Nomura Securities is accurate and complete, and Nomura Securities has not made any independent study of the accuracy or completeness thereof. Nomura Securities has not made any independent valuation, appraisal, or assessment and has not requested any third-party institution to conduct any appraisal or assessment, in connection with any relevant assets or liabilities (including financial derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities) of Sumitomo Chemical, Koei Chemical, or any of their affiliates, including any analysis or valuation of their respective assets or liabilities. Nomura Securities has also proceeded on the assumption that the financial projections of Koei Chemical and other forward-looking information have been reasonably examined or prepared by the management of Koei Chemical based on the best forecasts and judgments available at that time. Nomura Securities’ calculations are based on the information obtained by Nomura Securities and the economic conditions as of May 12, 2026. The sole purpose of Nomura Securities’ calculations are to serve as a reference for the Board of Directors of Sumitomo Chemical to deliberate the Share Exchange Ratio.

The financial projections of Koei Chemical that Nomura Securities used as a basis for the calculation by the DCF Method include a fiscal year in which a significant increase or decrease in profit and free cash flow compared to the previous year is expected. Specifically, details are as follows.

(a)

Primarily due to, among other factors, a decrease in depreciation expenses in future periods resulting from the recording of impairment losses announced by Koei Chemical on March 31, 2026, operating income for the fiscal year ending March 2027 is expected to increase significantly compared to the previous year. Further, primarily due to, among other factors, growth in sales of optical materials, recovery from the recent deterioration in market conditions in the contracted business for organometallic catalysts, and expansion in the products provided by Koei Chemical, a significant increase in operating income is expected in the fiscal years ending March 2028 and March 2029 compared to the respective previous years.

(b)

While, in the fiscal year ending March 2027, a significant decrease in free cash flow is expected primarily due to an increase in working capital for the expansion of sales scale and an increase in capital investments in existing businesses, a significant increase in free cash flow is expected in the fiscal years ending March 2028 and March 2029 compared to the respective previous years primarily due to an increase in operating income stated in (a) above.

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These financial projections do not reflect the implementation of the Share Exchange.

(ii)	Calculations by Daiwa Securities

With respect to Sumitomo Chemical, because the shares of Sumitomo Chemical are listed on the Prime Market of the TSE and have a market price, Daiwa Securities performed its calculation using market price analysis.

With respect to Koei Chemical, Daiwa Securities performed its calculation using market price analysis because the shares of Koei Chemical are listed on the Standard Market of the TSE and have a market price, and the DCF Method was also used in order to reflect the status of future business activities in the valuation.

The share exchange ratio calculation results are as follows, based on the assumption that, under each valuation method, the share value per share of Sumitomo Chemical is one.

Share exchange ratio calculation results
Market price method	4.18～4.43
DCF Method	3.55～5.27

In the market price analysis, Daiwa Securities set the valuation reference date as May 12, 2026, and each of the following closing prices were used for the calculation: the simple average closing prices for the last one-month, three-month, and six-month periods to the reference date.

In calculating the share exchange ratios above, Daiwa Securities has, in principle, used materials and information provided to it by Sumitomo Chemical and Koei Chemical and publicly available information as presented and assumed that all of the materials and information under analysis and consideration are accurate and complete, and Daiwa Securities has not made any independent study of the accuracy or completeness of those materials and information and is not obligated to do so. Daiwa Securities has assumed that there is no information left undisclosed to Daiwa Securities that would have a significant impact on the calculation of the share exchange ratio. Daiwa Securities has not made any independent valuation, appraisal, or assessment and has not requested any third-party institution to conduct any valuation, appraisal or assessment, in connection with any relevant assets or liabilities (including, but not limited to, financial derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities) of Sumitomo Chemical, Koei Chemical, or any of their affiliates, including any analysis or valuation of their respective assets or liabilities. Daiwa Securities has assumed that the business plan for the period from the fiscal year ending March 2026 to the fiscal year ending March 2030 prepared by Koei Chemical (including any amendments to that business plan; the “Business Plan”) and other forward-looking information have been reasonably confirmed and examined by the management of Koei Chemical based on the best forecasts and judgments available at that time. The sole purpose of the calculation results of the share exchange ratios submitted by Daiwa Securities are to serve as a reference for the Board of Directors of Koei Chemical to deliberate the Share Exchange Ratio, and those calculation results do not constitute an expression of any opinion on the fairness of the Share Exchange Ratio.

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In the DCF Method, Daiwa Securities calculated Koei Chemical’s corporate value and share value by discounting free cash flow expected to be generated by Koei Chemical from the fiscal year ending March 2026 and onwards, which is based on financial projections in the Business Plan, financial information as of the end of the third quarter of the fiscal year ending March 2026, publicly available information, and various other factors, at a certain discount rate to the present value. The weighted average cost of capital was used for the discount rates in the range of 9.7% to 10.7%, and the discount rate was calculated with the inclusion of a size premium, taking into account the size of Koei Chemical. In evaluating the going-concern value, the constant growth rate model was used and the perpetual growth rate of 0.5% to 1.5% was used, taking into account domestic and international inflation rates as well as the growth rate of the industry to which Koei Chemical belongs, and the going-concern value was calculated to be from 20,280 million yen to 25,226 million yen.

The Special Committee has approved the Business Plan prepared by Koei Chemical after confirming the contents and the preparation process thereof (including any amendments to the Business Plan and the process of such amendments; the same applies hereinafter), as described in “(C) Establishing at Koei Chemical an independent special committee and obtaining a written report from that special committee” in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below.

The financial projections of Koei Chemical that are based on the Business Plan and that Daiwa Securities used as a basis for the calculation by the DCF Method are as presented in the table below, and these financial projections include a fiscal year in which a significant increase or decrease in profit and free cash flow compared to the previous year is expected. Specifically, details are as follows:

(a)

due to, among other factors, a decrease in depreciation expenses in future periods resulting from the recording of impairment losses announced by Koei Chemical on March 31, 2026, operating income has increased, and operating income for the fiscal year ending March 2027 is expected to increase significantly compared to the previous year;

(b)

growth in sales of optical materials, recovery from the recent deterioration in market conditions in the contracted business for organometallic catalysts, and expansion in the products provided by Koei Chemical, are expected to contribute to significant ongoing increases in sales and operating income from the fiscal year ending March 2028 through the fiscal year ending March 2030;

(c)

while sales growth is expected in the fiscal year ending March 2030 in connection with the launch of the business for products related to carbon neutrality positioned as a medium- to long-term growth driver, capital investments in new facilities for that business are planned for the fiscal years ending March 2028 and March 2029, and depreciation expenses associated with those investments are expected to arise thereafter, which are expected to affect operating income and free cash flow; and

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(d)

while, in the fiscal years ending March 2027 and March 2028, in addition to the factors stated in (a) through (c) above, a significant decrease in free cash flow is expected due to an increase in working capital for the expansion of sales scale and an increase in capital investments in existing businesses, a significant increase in free cash flow is expected (i) in the fiscal year ending March 2029 (compared to the previous year), due to an increase in operating income, and (ii) in the fiscal year ending March 2030 (compared to the previous year), due to the completion of capital investments for products related to carbon neutrality.

These financial projections do not reflect the implementation of the Share Exchange.

(Unit: million yen)

	Fiscal year ending March 2026 (three months)	Fiscal year ending March 2027	Fiscal year ending March 2028	Fiscal year ending March 2029	Fiscal year ending March 2030
Sales revenue	6,180	18,724	20,310	22,770	25,918
Operating income	372	970	1,236	2,548	3,566
EBITDA	1,091	2,971	3,568	4,835	5,721
Free cash flow	2,764	△101	△321	760	1,445

(3)	Prospect of, and reasons for, delisting

As a result of the Share Exchange, Koei Chemical will become a wholly owned subsidiary of Sumitomo Chemical on August 1, 2026 (scheduled), which is the effective date of the Share Exchange, and Koei Chemical Shares are scheduled to be delisted as of July 30, 2026 (with a final trading date of July 29, 2026) in accordance with the delisting criteria of the TSE. If the current effective date of the Share Exchange is changed, the delisting date will also be changed.

Even after Koei Chemical Shares are delisted, given that Sumitomo Chemical Shares that are allotted to the shareholders of Koei Chemical in the Share Exchange will continue to be listed on the TSE Prime Market and that it will be possible to trade those Sumitomo Chemical Shares on a financial instruments exchange market even on or after the effective date of the Share Exchange, it is believed that shareholders of Koei Chemical who are allotted not less than 100 shares of Sumitomo Chemical Shares, which is the number of shares constituting one unit of Sumitomo Chemical Shares, will continue to be provided with share liquidity.

On the other hand, the shareholders of Koei Chemical who are allotted less than 100 Sumitomo Chemical Shares in the Share Exchange, which is the number of shares constituting one unit of Sumitomo Chemical Shares, may not sell those shares less than one unit on a financial instruments exchange market, but may demand that Sumitomo Chemical purchase the shares less than one unit that the shareholder in question holds. Each of those shareholders may purchase from Sumitomo Chemical shares that, when combined with the shares less than one unit held by that shareholder, will constitute one unit. For details, please refer to (Note 3) “Handling of shares less than one unit” in “(3) Allotments in connection with the Share Exchange” in “2.” above. With respect to details regarding the handling of fractional shares less than a single Sumitomo Chemical Share that arise as a consequence of the Share Exchange, please refer to (Note 4) “Handling of fractions of less than a single share” in “(3) Allotments in connection with the Share Exchange” in “2.” above.

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Shareholders of Koei Chemical may continue to trade Koei Chemical Shares they hold until July 29, 2026 (scheduled), which is the last trading date, on the TSE Standard Market and may also exercise their legal rights provided for in the Companies Act and other related laws and ordinances until the Record Time.

(4)	Measures to ensure fairness (including measures to avoid conflicts of interest)

Since Sumitomo Chemical already holds 2,731,400 Koei Chemical Shares (55.85% of the number of shares resulting (4,891,020 shares) when the number of Koei Chemical’s treasury shares (8,980 shares) is deducted from the number of issued shares of Koei Chemical as of March 31, 2026 (4,900,000 shares)) and Koei Chemical constitutes a consolidated subsidiary of Sumitomo Chemical, the Companies determined that it is necessary to avoid conflicts of interest and ensure fairness in the Share Exchange, and they have taken the following measures to ensure fairness (including measures to avoid conflicts of interest).

(A)	Obtaining calculations reports from third-party valuation firms independent from the Companies

Sumitomo Chemical appointed Nomura Securities, which is a third-party valuation firm that is independent from the Companies, and Koei Chemical appointed Daiwa Securities, which is a third-party valuation firm that is independent from the Companies, as their respective third-party valuation firms, and the Companies each obtained share exchange ratio calculation reports.

Please refer to “(2) Matters relating to calculations” for an outline of each calculation report. Neither Sumitomo Chemical nor Koei Chemical has obtained from either of those third-party valuation firms an opinion stating that the Share Exchange Ratio is appropriate or fair from a financial perspective (a fairness opinion).

(B)	Advice from independent law firms

Sumitomo Chemical appointed Mori Hamada as its legal advisor for the Share Exchange and obtained advice from a legal perspective concerning various procedures for the Share Exchange, the decision-making method and processes, and the like. Mori Hamada is independent from, and has no material interests in, the Companies.

At the same time, Koei Chemical appointed Shimada Hamba & Osajima as its legal advisor for the Share Exchange and obtained advice from a legal perspective concerning various procedures for the Share Exchange, the decision-making method and processes, and the like. Shimada Hamba & Osajima is independent from, and has no material interests, in the Companies.

(C)	Establishing at Koei Chemical an independent special committee and obtaining a written report from that special committee

(i)	Process of establishment, etc.

Koei Chemical, upon commencing detailed consideration of the Share Exchange in response to the Proposal from Sumitomo Chemical, and prior to deliberation by Koei Chemical’s Board of Directors of the pros and cons of the Share Exchange and adoption of any resolution in that regard, established on November 17, 2025 a special committee composed of three members, namely Mr. Ken Takiguchi (Outside Director (Audit & Supervisory Committee Member) and independent director of Koei Chemical), Ms. Yoko Hatta (Outside Director (Audit & Supervisory Committee Member) and independent director of Koei Chemical), and Ms. Ryoko Ueda (Outside Director and independent director of Koei Chemical), for the purposes of ensuring careful decision-making by Koei Chemical’s Board of Directors in relation to the Share Exchange, eliminating arbitrariness and avoiding conflicts of interest in the decision-making process by Koei Chemical’s Board of Directors, and ensuring the fairness of the Share Exchange, as well as to obtain an opinion on whether or not it would be fair for Koei Chemical’s general shareholders if a decision were made by Koei Chemical’s Board of Directors to conduct the Share Exchange. Mr. Ken Takiguchi was selected as chairperson of the Special Committee of Koei Chemical by a mutual vote of the committee members.

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The compensation for the members of the Special Committee is composed solely of a fixed amount of compensation in consideration of their duties, regardless of the successful completion of the Share Exchange and the matters stated in the contents of the report and does not include any success fees payable subject to the successful completion of the Share Exchange.

Koei Chemical’s Board of Directors inquired with the Special Committee in relation to the following (collectively, the “Inquiries”): (1) the legitimacy and reasonableness of the purposes of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of the corporate value of Koei Chemical); (2) the legitimacy and appropriateness of the procedures for the Share Exchange; (3) the legitimacy and appropriateness of the terms and conditions of the Share Exchange (including the share exchange ratio); (4) taking into account the foregoing, whether or not it would be fair for Koei Chemical’s general shareholders if a decision were made by Koei Chemical’s Board of Directors to conduct the Share Exchange; and (5) other matters related to the Share Exchange that are deemed necessary and were the subject of inquiry by Koei Chemical’s Board of Directors, in consideration of the purpose of the establishment of the Special Committee. In addition, Koei Chemical’s Board of Directors resolved to position the Special Committee as a meeting body independent from the Board of Directors, to ensure that its decision-making regarding the Share Exchange would respect the determinations of the Special Committee to the maximum extent, and, in particular, to refuse approval of the implementation of the Share Exchange if the Special Committee determines that the implementation of the Share Exchange or its terms and conditions would not be appropriate.

Koei Chemical’s Board of Directors also resolved to grant to the Special Committee the authority to do the following: (a) be substantively involved in the process of negotiations conducted by Koei Chemical in connection with the Share Exchange (including, as necessary, issuing instructions or requests regarding negotiation policies and conducting negotiations by itself); (b) when conducting examination or making decisions regarding the Inquiries, appoint, as necessary, advisors with respect to financial, legal, or other matters pertaining to the Special Committee (in which case, the fees will be borne by Koei Chemical) or nominate or approve (including ex post facto approval of) any advisor with respect to financial, legal, or other matters pertaining to Koei Chemical; and (c) receive, as necessary, from employees or officers of Koei Chemical or any other person deemed necessary by the Special Committee any information necessary for examining, and making determinations regarding, the Inquiries.

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(ii)	Process of examination

The Special Committee carefully examined the Inquiries by holding meetings of the Special Committee 14 times in total during the period from November 17, 2025 to May 12, 2026, in addition to collecting information, and having discussions from time to time and taking other actions as necessary.

Specifically, the Special Committee confirmed that there were no issues regarding the independence and expertise of each of Daiwa Securities, which is the financial advisor and third-party appraiser appointed by Koei Chemical, and Shimada Hamba & Osajima, which is the legal advisor appointed by Koei Chemical, and approved those appointments. Subsequently, the Special Committee received from Sumitomo Chemical and Koei Chemical explanations regarding, and held question-and-answer sessions with each of Sumitomo Chemical and Koei Chemical in relation to, the following, among other matters: the purposes of the Share Exchange; the background of, and course of events that led to, the Share Exchange; the details of the synergies to be created by the Share Exchange; and the management policy and treatment of employees after the Share Exchange. The Special Committee also received from Koei Chemical explanations regarding, and held question-and-answer sessions with Koei Chemical in relation to, the contents of, and the preparation process for, the Business Plan that was used as the basis for the calculation of the Share Exchange Ratio. After confirming, among other matters, that there were no circumstances that would cast doubt on the reasonableness of the contents of, or the fairness of the preparation process for, the Business Plan, the Special Committee approved the Business Plan at the third meeting of the Special Committee. Although the Business Plan differs in certain respects from Koei Chemical’s “Corporate Business Plan for FY 2025 to FY 2027 ‘Striving for Transformation’ KX2027” (the “Corporate Business Plan”) published on March 7, 2025, the Special Committee determined that the differences between the Business Plan and the Corporate Business Plan are reasonable in light of changes in the business environment and customer circumstances that have arisen since the announcement of the Corporate Business Plan, and actual results to date for the fiscal year 2025, among other factors, based on explanations from, and question-and-answer sessions with, Koei Chemical. Subsequently, Koei Chemical revised the Business Plan to incorporate (i) revenue generated from products related to large-scale carbon neutrality, because the increased likelihood of such revenue generation made it necessary and reasonable to reflect such revenue in the Business Plan, as well as (ii) the downward revision of the full-year earnings forecast for the fiscal year ending March 31, 2026 that was announced in the “Notice Regarding the Recording of Impairment Losses and the Revision of Earnings Forecast for the Fiscal Year Ending March 31, 2026” dated March 31, 2026 (the “Downward Forecast Revision”). The eighth Special Committee approved the revision of the Business Plan after confirming that the Downward Forecast Revision was made based on appropriate accounting judgments by Koei Chemical, was conducted independently of the examination of the Share Exchange, and was not influenced by Sumitomo Chemical, and in light of (i) the fact that it was deemed necessary and reasonable to revise the business plan, including in relation to the impact of the increased likelihood of revenue generated from the aforementioned products related to large-scale carbon neutrality and (ii) the fact that there was no involvement by or influence from Sumitomo Chemical, or any other similar circumstance, in the process of such revision. Furthermore, as announced in the “Notice Regarding the Revision of Earnings Forecast for the Fiscal Year Ending March 31, 2026” dated April 21, 2026, Koei Chemical made an upward revision to the full-year earnings forecast for the fiscal year ending March 31, 2026 that was announced on March 31, 2026 (such revision, the “Upward Forecast Revision”); however, the Special Committee confirmed that there was no need to further revise the Business Plan after the revision that had been approved at the eighth Special Committee, because the Upward Forecast Revision was made based on appropriate accounting judgments by Koei Chemical, was conducted independently of the Share Exchange, and was not influenced by Sumitomo Chemical, and the impact of the Upward Forecast Revision on the Business Plan for the fiscal year ending March 31, 2027 and onwards is extremely limited. Furthermore, the Special Committee received explanations from Daiwa Securities, which is the financial advisor and third-party appraiser for Koei Chemical, in relation to the methods and results of the calculation of the share exchange ratio and held question-and-answer sessions with Daiwa Securities regarding these matters. Moreover, the Special Committee received advice from Shimada Hamba & Osajima, which is the legal advisor for Koei Chemical, on the method, process, and the like of decision-making by Koei Chemical’s Board of Directors with respect to the Share Exchange, and other measures to ensure the fairness of the operation of the Special Committee and other procedural aspects related to the Share Exchange, and measures to avoid conflicts of interest.

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The Special Committee received, in a timely manner, reports on the process and details of discussions and negotiations between the Companies in relation to the Share Exchange; based on these reports, the Special Committee discussed with Koei Chemical the policy for negotiation and the like multiple times until the receipt of a final proposal regarding the share exchange ratio from Sumitomo Chemical, and, by providing its opinions to Koei Chemical, was substantially involved in the process of negotiation with Sumitomo Chemical.

After careful discussions and examination of the Inquiries through the processes stated above, on May 12, 2026, the Special Committee, with the unanimous approval of the committee members, submitted to Koei Chemical’s Board of Directors a written report to the effect that the decision to implement the Share Exchange would be fair for the general shareholders of Koei Chemical. For contents of the Written Report, please refer to the attached “Report” dated May 12, 2026.

(D)	Approval of all disinterested directors (including directors who are Audit & Supervisory Committee Members) at Koei Chemical

As a result of careful deliberation and examination of whether the Share Exchange by Sumitomo Chemical would contribute to the enhancement of Koei Chemical’s corporate value and whether the terms and conditions of the Share Exchange, including the share exchange ratio, are fair, based on the legal advice obtained from Shimada Hamba & Osajima, financial advice obtained from Daiwa Securities, the contents of the share exchange ratio calculation report obtained from Daiwa Securities, the Written Report received from the Special Committee, and other relevant materials, Koei Chemical resolved, at its Board of Directors meeting held on May 13, 2026, to enter into the Share Exchange Agreement.

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In light of the fact that Koei Chemical is a subsidiary of Sumitomo Chemical and the fact that the Share Exchange is a type of transaction in which there are typically problems with structural conflicts of interests and problems with information asymmetry, and from the perspective of eliminating the possibility that deliberation and decisions by Koei Chemical’s Board of Directors would be affected by these problems, Koei Chemical’s Board of Directors unanimously adopted the above resolution at the aforementioned meeting after deliberation by seven of the nine directors of Koei Chemical, excluding Mr. Yasuaki Sasaki, who had served as Representative Director of Taoka Chemical Co., Ltd., a subsidiary of Sumitomo Chemical, until June 2025, and Mr. Masao Shimizu, who concurrently serves as a Managing Executive Officer of Sumitomo Chemical.

In addition, of the directors of Koei Chemical, Mr. Yasuaki Sasaki and Mr. Masao Shimizu did not participate in the deliberation or resolution of the Board of Directors relating to the Share Exchange, including the aforementioned Board of Directors meeting, nor did they participate in the discussions or negotiations regarding the Share Exchange from the standpoint of Koei Chemical.

(E)	Establishment of an independent examination framework within Koei Chemical

Koei Chemical established an internal framework to conduct examination and negotiations and make determinations with respect to the Share Exchange from a standpoint independent of Sumitomo Chemical. Specifically, after receiving the Proposal from Sumitomo Chemical on November 4, 2025, Koei Chemical established a framework to conduct examination of the Share Exchange (including the preparation of the business plan used as the basis for calculation of the Share Exchange Ratio) and to conduct discussions and negotiations with Sumitomo Chemical.

At the first meeting of the Special Committee held on November 17, 2025, the Special Committee confirmed, based on the advice of Shimada Hamba & Osajima, that in conducting internal examination and negotiations and making determinations with respect to the Share Exchange, the following persons do not currently, and would not in the future, participate in any examination of, or discussions or negotiations with Sumitomo Chemical regarding, the Share Exchange because they are considered to have interests in Sumitomo Chemical and the Share Exchange: Mr. Yasuaki Sasaki, who had served as Representative Director of Taoka Chemical Co., Ltd., a subsidiary of Sumitomo Chemical, until June 2025; Mr. Masao Shimizu, who concurrently serves as a Managing Executive Officer of Sumitomo Chemical; and employees seconded from Sumitomo Chemical to Koei Chemical. The Special Committee has approved that there are no issues from the perspective of the independence and fairness of Koei Chemical’s examination framework, including this manner of handling the relevant circumstances.

(F)	Ensuring opportunities for other potential acquirers to make proposals (market checks)

Sumitomo Chemical and Koei Chemical have not entered into any agreement containing transaction protection provisions that would prohibit Koei Chemical from contacting any potential acquirer other than Sumitomo Chemical (each such potential acquirer, a “Competing Offeror”) or any other agreement that would otherwise restrict a Competing Offeror from contacting Koei Chemical.

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In addition, the ordinary general meeting of shareholders of Koei Chemical to approve the Share Exchange Agreement is scheduled to be held on June 25, 2026, which is just over one month later than the announcement of the execution of the Share Exchange Agreement, and it has been ensured that sufficient opportunity has been provided for the offers of competing acquisition proposals even when compared to other similar cases of acquisition.

Although Koei Chemical has not conducted an active market check, an indirect market check is considered to have been conducted for the Share Exchange as described above. Furthermore, in light of the fact that other sufficient measures to ensure fairness have been taken as stated in (A) through (E) above, it is believed that the absence of an active market check itself would not impair the fairness of the procedures for the Share Exchange.

4.	Outline of the companies that are parties to the Share Exchange

		Wholly owning parent company resulting from a share exchange	Wholly owned subsidiary resulting from a share exchange
(1)	Name	Sumitomo Chemical Co., Ltd.	Koei Chemical Company, Limited

(2)	Address	2-7-1 Nihonbashi, Chuo-ku, Tokyo	25 Kitasode, Sodegaura-shi, Chiba

(3)	Name and title of representative	Nobuaki Mito, Representative Director, President	Yasuaki Sasaki, Representative Director & President

(4)	Description of business	Agro & life solutions, ICT & mobility solutions, advanced medical solutions, essential & green materials, and other businesses	Agrochemical-related chemical products, functional chemical products, and other businesses

(5)	Stated capital	90,179 million yen (as of December 31, 2025)	2,343 million yen (as of March 31, 2026)

(6)	Date of incorporation	June 1, 1925	June 17, 1917

(7)	Number of shares issued	1,657,914,399 shares (as of December 31, 2025)	4,900,000 shares (as of March 31, 2026)

(8)	End of fiscal period	March 31	March 31

(9)	Number of employees	(Consolidated) 29,279 employees (as of March 31, 2025)	(Non-consolidated) 402 employees (as of March 31, 2026)

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(10)	Major business partners	—		Sumitomo Chemical Co., Ltd., Kawaken Fine Chemicals Co., Ltd., Sumitomo Shoji Chemicals Co., Ltd.

(11)	Major banks	Sumitomo Mitsui Banking Corporation; Sumitomo Mitsui Trust Bank, Limited; The Norinchukin Bank; Development Bank of Japan, Inc.; and Mizuho Bank, Ltd.		Sumitomo Mitsui Banking Corporation; Sumitomo Mitsui Trust Bank, Limited; MUFG Bank, Ltd.; The Norinchukin Bank

(12)	Major shareholders and shareholding ratios	Master Trust Bank of Japan, Ltd. (Trust Account)	15.02%	Sumitomo Chemical Co., Ltd.	55.85%

		Custody Bank of Japan, Ltd. (Trust Account)	6.52%	Kinkisangyou Shinkumi Bank	4.91%

		Sumitomo Life Insurance Company	4.33%	Osamu Taneda	2.11%

		JP Morgan Securities Japan Co., Ltd.	2.62%	Shigeharu Sakamoto	1.28%

		Nippon Life Insurance Company	2.50%	Koei Chemical Employee Shareholder Plan	1.10%

		Sumitomo Chemical Employee Shareholding Association	1.96%	Maruishi Chemical Trading Co., Ltd.	0.69%

		Custody Bank of Japan, Ltd. (Sumitomo Life Insurance Company Retirement Benefit Trust Account re-trusted by Sumitomo Mitsui Trust Bank, Limited)	1.77%	Fumio Takaishi	0.68%

		BNYMSANV AS AGENT/CLIENTS LUX UCITS NON TREATY 1 (Standing Proxy: MUFG Bank, Ltd.)	1.72%	Akira Yamada	0.68%

		State Street Bank and Trust Company 505001 (Standing Proxy: Mizuho Bank, Ltd. Settlement & Clearing Services Division)	1.51%	Koji Yamazaki	0.61%

		The Norinchukin Bank (as of September 30, 2025)	1.33%	SUMITOMO LIFE INSURANCE COMPANY (as of March 31, 2026)	0.41%

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(13)	Relationships between the companies
	Capital relationship	Sumitomo Chemical is the parent company of Koei Chemical, holding 2,731,400 shares, which is equivalent to 55.85% of the number of shares resulting when the number of treasury shares held by Koei Chemical (8,980 shares) is deducted from the total number of issued shares of Koei Chemical (4,900,000 shares).
	Personnel relationship	One executive officer of Sumitomo Chemical concurrently serves as a director of Koei Chemical. In addition, as of March 31, 2026, Koei Chemical has 17 secondees from Sumitomo Chemical.
	Business relationship	Sumitomo Chemical supplies Koei Chemical with major raw materials, including acetaldehyde, and Koei Chemical sells products to Sumitomo Chemical.
	Status as related parties	Koei Chemical is a consolidated subsidiary of Sumitomo Chemical, and Sumitomo Chemical and Koei Chemical are related parties.
(14)	Operating results and financial position for the past three years

Fiscal period	Sumitomo Chemical (consolidated)
	Fiscal year ending March 2023	Fiscal year ending March 2024	Fiscal year ending March 2025
Total capital	1,489,189	1,164,366	1,074,415
Total assets	4,165,503	3,934,818	3,439,784
Net assets attributable to owners of the parent company per share (yen)	716.26	590.44	550.37
Sales revenue	2,895,283	2,446,893	2,606,281
Core operating income	92,752	(149,049)	140,519
Operating income	(30,984)	(488,826)	193,033
Net income attributable to shareholders of the parent company	6,987	(311,838)	38,591
Earnings per share (yen)	4.27	(190.69)	23.59
Dividends per share (yen)	18.00	9.00	9.00

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Fiscal period	Koei Chemical
	Fiscal year ending March 2024	Fiscal year ending March 2025	Fiscal year ending March 2026
Net assets	21,819	21,616	16,089
Total assets	39,304	35,218	29,869
Net assets per share (yen)	4,461.11	4,419.56	3,289.66
Sales revenue	19,427	20,018	17,009
Operating income	415	566	364
Ordinary income	347	356	255
Net income	299	288	(5,135)
Earnings per share (yen)	61.26	58.96	(1,049.89)
Dividends per share (yen)	100.00	100.00	80.00

(In millions of yen, unless otherwise noted; parentheses denote negative figures)

5.	Status after the Share Exchange

Wholly owning parent company resulting from a share exchange
(1)	Name	Sumitomo Chemical Co., Ltd.
(2)	Address	2-7-1 Nihonbashi, Chuo-ku, Tokyo
(3)	Name and title of representative	Nobuaki Mito, Representative Director, President
(4)	Description of business	Agro & life solutions, ICT & mobility solutions, advanced medical solutions, essential & green materials, and other businesses
(5)	Stated capital	90,179 million yen
(6)	End of fiscal period	March 31
(7)	Net assets	Not determined at this time
(8)	Total assets	Not determined at this time

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6.	Summary of accounting

The Share Exchange is expected to constitute a common control transaction, etc. under the Accounting Standards for Business Combinations.

7.	Future outlook

The expected effect of the Share Exchange on the respective results of Sumitomo Chemical and Koei Chemical is currently under review, but moving forward, requirements to revise result forecasts or other matters that should be publicly announced, if any, will be promptly disclosed.

8.	Matters concerning MBOs, etc.

(1)	Opinion of the Special Committee on fairness for minority shareholders

Because the Share Exchange constitutes a transaction with a controlling shareholder (parent company), Sumitomo Chemical, for Koei Chemical, the “matters to be complied with for MBO, etc.” prescribed in Article 441 of the Securities Listing Regulations apply. Accordingly, Koei Chemical has obtained, as of May 12, 2026 an opinion from the Special Committee to the effect that the decision to implement the Share Exchange is fair to the general shareholders of Koei Chemical. For details, please refer to the attached material that states the details of the opinion (“Report” dated May 12, 2026).

(2)	Status of compliance with guidelines concerning measures for protection of minority shareholders

Sumitomo Chemical is the controlling shareholder (parent company) of Koei Chemical, and for Koei Chemical the Share Exchange constitutes a transaction with a controlling shareholder.

In the “Guidelines on Measures to Protect Minority Shareholders in Conducting Transactions with Controlling Shareholder, Etc.” presented in the Corporate Governance Report disclosed by Koei Chemical on June 24, 2025, Koei Chemical states that “Koei Chemical’s basic policy in conducting its business operations is to carry out autonomous management based on its own business judgment and responsibility. Transaction terms and conditions with the Sumitomo Chemical Group are determined through price negotiations, taking into account market prices, total costs, and other factors, in the same manner as ordinary transaction terms and conditions. If any transaction with the parent company includes any matter that substantially constitutes a conflict of interest, then that matter must be deliberated at a meeting of independent outside directors composed solely of independent outside directors, and the results of that deliberation must be reported to the Board of Directors.”

In this regard, in the Share Exchange, Koei Chemical has separately established a special committee in accordance with the guidelines stated in the Corporate Governance Report as described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” in “3.” above and has taken measures to ensure the fairness of the Share Exchange (including measures to avoid conflicts of interest), such as having the Special Committee submit the Written Report to the Board of Directors of Koei Chemical, and it is believed that these measures comply with the above guidelines.

Therefore, Koei Chemical believes that the Share Exchange complies with the aforementioned guidelines.

(3)	Matters concerning measures to ensure fairness and measures to avoid conflicts of interest

Please refer to “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” in “3.” above.

End.

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Reference: Financial forecast for the current period or current period results and the previous year results

Sumitomo Chemical (financial forecast for the current period published on February 3, 2026)

	Consolidated sales revenue	Consolidated core operating income	Consolidated operating income	Net income attributable to shareholders of the parent company
Financial forecast for the current period (Fiscal year ending March 2026)	2,300,000	200,000	165,000	55,000
Previous year results (Fiscal year ending March 2025)	2,606,281	140,519	193,033	38,591

(In millions of yen)

Koei Chemical (financial results for the current period published on May 13, 2026)

	Sales	Operating income	Ordinary income	Net income
Current period results (Fiscal year ending March 2026)	17,009	364	255	(5,135)
Previous year results (Fiscal year ending March 2025)	20,018	566	356	288

(In millions of yen)

(Note)	Since Koei Chemical Shares will become delisted as of July 30, 2026, financial forecast for the fiscal year ending March 2027 is not disclosed.

Reference: “Report” dated May 12, 2026 (attached)

25

English translation for reference purpose only

May 12, 2026

To the Board of Directors of

Koei Chemical Company, Limited

Special Committee of

Koei Chemical Company, Limited

Chairperson: Ken Takiguchi

Member: Yoko Hatta

Member: Ryoko Ueda

Special Committee Report

The Committee, having been consulted by the Board of Directors of Koei Chemical Company, Limited (the “Company”), hereby unanimously submits its opinion as set forth in Section 3 below with respect to the matters set forth in Section 1 below in connection with the series of transactions relating to the share exchange (the “Transaction”) under which Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”) will become the wholly owning parent company and the Company will become a wholly owned subsidiary.

Table of Contents

Section 1 Consultation Matters	6

Section 2 Process of Review	6

1 Deliberations, etc. by the Committee	6

2 Review based on the Deliberation Materials	6

3 Investigation and review through the Hearings, etc.	6

(1) Interviews with the Company	6

(2) Interviews with Sumitomo Chemical	7

(3) Advice from advisors	7

4 Assumptions	7

Section 3 Opinion	8

Section 4 Reasons for the Opinion	8

1 Review policy and sequence	8

(1) Characteristics of the Transaction and review policy	8

(2) Sequence of review of each consultation matter	9

2 Review of the legitimacy and reasonableness of the purpose of the Transaction (Consultation Matter (1))	10

(1) The Company’s recognition of the current situation	10

(2) Synergies expected from the Transaction	11

(3) Dis-synergies expected from the Transaction	12

(4) Review by the Committee	13

(5) Interim conclusion	13

3 Review of the fairness and appropriateness of the procedures (Consultation Matter (2))	13

(1) Establishment, etc. of the Committee	14

(2) Establishment of an independent review framework	15

(3) Advice from independent external expert advisors	16

(4) Obtaining a valuation report from an independent third-party valuation agent	16

(5) Enhanced information disclosure to general shareholders	17

(6) Market check	17

(7) Majority of minority	17

(8) Elimination of coerciveness	18

(9) Interim conclusion	18

4 Review of the fairness and appropriateness of the terms and conditions (Consultation Matter (3))	18

(1) Negotiation process with Sumitomo Chemical	19

(2) Reasonableness of the content of the Business Plan	22

(3) Content of the Share Exchange Ratio Valuation Report	24

(4) Reasonableness of the scheme	27

(5) Interim conclusion	28

5 Whether, based on 2 through 4 above, the Company’s Board of Directors making a decision to implement the Transaction is fair to the Company’s general shareholders (Consultation Matter (4))	28

Terms

Term	Meaning

Fair M&A Guidelines	The “Fair M&A Guidelines” dated June 28, 2019, prepared by the Ministry of Economy, Trade and Industry

Reference Cases	Cases of wholly owned subsidiary transactions by way of share exchange, announced between January 1, 2022 and May 12, 2026 and approved at a general meeting of shareholders, in which a listed subsidiary company became a wholly owned subsidiary resulting from a share exchange, excluding cases where the premium over the share exchange ratio calculated based on the closing price on the business day immediately preceding the announcement date was less than 0% (21 cases in total)

Shimada Hamba & Osajima	Shimada Hamba & Osajima, the Company’s legal advisor

Sumitomo Chemical	Sumitomo Chemical Co., Ltd.

Sumitomo Chemical Group	A corporate group comprising Sumitomo Chemical and its subsidiaries and affiliates

Daiwa Securities	Daiwa Securities Co. Ltd., the Company’s financial advisor and third-party valuation agent

Corporate Business Plan	The Company’s “Corporate Business Plan for Fiscal 2025 to Fiscal 2027: KX2027 The Challenge for Transformation,” announced on March 7, 2025

the Committee	The special committee established by resolution of the Company’s Board of Directors dated November 17, 2025

the Company	Koei Chemical Company, Limited

the Shares	Shares of common stock of the Company

Company Internal Review Members	Officers and employees of the Company who conducted the review of the Transaction, including preparation of the Business Plan, and discussions and negotiations with Sumitomo Chemical

Share Exchange Ratio	The share exchange ratio to be agreed upon by the Company and Sumitomo Chemical in the Transaction (an allotment of 4.91 shares of common stock of Sumitomo Chemical for each Share)

Share Exchange Ratio Valuation Report	The share exchange ratio valuation report dated May 12, 2026, prepared by Daiwa Securities

Share Exchange Ratio Proposal (4/6)	The proposal regarding the share exchange ratio for the Transaction received by the Company from Sumitomo Chemical dated April 6, 2026

Share Exchange Ratio Proposal (4/10)	The proposal regarding the share exchange ratio for the Transaction received by the Company from Sumitomo Chemical dated April 10, 2026

Share Exchange Ratio Proposal (4/17)	The proposal regarding the share exchange ratio for the Transaction received by the Company from Sumitomo Chemical dated April 17, 2026

Share Exchange Ratio Proposal (4/28)	The proposal regarding the share exchange ratio for the Transaction received by the Company from Sumitomo Chemical dated April 28, 2026

Share Exchange Ratio Proposal (5/11)	The proposal regarding the share exchange ratio for the Transaction received by the Company from Sumitomo Chemical dated May 11, 2026

Deliberation Materials	Materials used by the Committee in its review

Business Plan	The business plan formulated by the Company for the period from the fiscal year ending March 31, 2026 to the fiscal year ending March 31, 2030, including the revised business plan

Consultation Matters	Matters referred by the Company’s Board of Directors to the Committee for consultation

Proposal	The proposal regarding the Transaction dated November 4, 2025, received by the Company from Sumitomo Chemical

Transaction	The series of transactions relating to the share exchange under which Sumitomo Chemical will become the wholly owning parent company and the Company will become a wholly owned subsidiary

Hearings, etc.	Question-and-answer sessions, interviews, and other hearings, etc. conducted by the Committee in the course of reviewing the Consultation Matters

Press Release	The draft, as of the date of preparation of this Special Committee Report, of the “Notice Regarding Execution of Share Exchange Agreement (Simplified Share Exchange) to Make Koei Chemical Company, Limited a Wholly Owned Subsidiary of Sumitomo Chemical Co., Ltd.” scheduled to be jointly announced by the Company and Sumitomo Chemical on May 13, 2026

Section 1. Consultation Matters

(1)	The legitimacy and reasonableness of the purpose of the Transaction, including whether the Transaction will contribute to increasing the Company’s corporate value

(2)	The fairness and appropriateness of the procedures for the Transaction

(3)	The fairness and appropriateness of the terms and conditions of the Transaction, including the share exchange ratio

(4)	Based on above, whether the Company’s Board of Directors making a decision to implement the Transaction is fair to the Company’s general shareholders

Section 2. Process of Review

1. Deliberations, etc. by the Committee

The Committee held deliberations a total of 14 times between November 17, 2025 and May 12, 2026, and also gathered information and conducted deliberations between meetings by email and other means.

2. Review based on the Deliberation Materials

In the course of its deliberations, the Committee conducted its review based on the Proposal, materials provided by Sumitomo Chemical, materials distributed to the Committee, and other materials.

3. Investigation and review through the Hearings, etc.

The Committee received explanations from the Company and Sumitomo Chemical on matters necessary for reviewing the Transaction, conducted question-and-answer sessions, and conducted deliberations and review based on advice from Daiwa Securities and Shimada Hamba & Osajima. The main details are as follows.

(1) Interviews with the Company

The Committee asked questions of the Company using the written questions reviewed at the fourth Special Committee meeting held on January 7, 2026, received the Company’s responses to those questions, and conducted an interview with the Company and a question-and-answer session at the sixth Special Committee meeting held on February 12, 2026. Through this process, the Committee confirmed matters including the synergies of the Transaction, the Company’s management policy after implementation of the Transaction, and the maintenance and improvement of motivation among the Company’s employees.

(2) Interviews with Sumitomo Chemical

The Committee asked questions of Sumitomo Chemical using the written questions reviewed at the second Special Committee meeting held on December 23, 2025, received Sumitomo Chemical’s responses to those questions, and conducted an interview with Sumitomo Chemical and a question-and-answer session at the fifth Special Committee meeting held on January 28, 2026. Through this process, the Committee confirmed Sumitomo Chemical’s views on matters including the purpose of the Transaction and the background to the proposal, the synergies of the Transaction, the reasons for selecting the scheme for the Transaction, and the management policy for the Company after implementation of the Transaction.

(3) Advice from advisors

The Committee received advice from Daiwa Securities and Shimada Hamba & Osajima at and between each Special Committee meeting on matters necessary for reviewing the Consultation Matters, including responses in similar transactions and procedures relating to the Transaction, and conducted its review.

4. Assumptions

The Committee’s opinion in this Special Committee Report is based on the following assumptions.

(1)

The procedures relating to the Transaction will be carried out by each of the Company and Sumitomo Chemical in compliance with the Companies Act, the Financial Instruments and Exchange Act, the Securities Listing Regulations of the Tokyo Stock Exchange, and other laws and regulations.

(2)

The information contained in the Deliberation Materials and the information obtained in the course of the Hearings, etc. is true and accurate, and remains unchanged as of the date of preparation of this Special Committee Report.

(3)

Other than the information contained in the Deliberation Materials and the information obtained in the course of the Hearings, etc., there is no information or circumstance that may affect the factual basis of the Committee’s review or the review process.

Section 3. Opinion

(1)	The legitimacy and reasonableness of the purpose of the Transaction, including whether the Transaction will contribute to increasing the Company’s corporate value, are considered to be ensured.

(2)	The fairness and appropriateness of the procedures for the Transaction are considered to be ensured.

(3)	The fairness and appropriateness of the terms and conditions of the Transaction, including the share exchange ratio in the Transaction, are considered to be ensured.

(4)	Based on above, the Company’s Board of Directors making a decision to implement the Transaction is considered to be fair to the Company’s general shareholders.

Section 4. Reasons for the Opinion

1. Review policy and sequence

(1) Characteristics of the Transaction and review policy

The Transaction is a transaction in which Sumitomo Chemical, the Company’s parent company and controlling shareholder, will acquire all of the Shares by way of a share exchange for the purpose of making the Company its wholly owned subsidiary, and as a result the Shares are expected to be delisted.

Accordingly, the Transaction can be said to fall within the category of “acquisition of a controlled company by a controlling shareholder” under the Fair M&A Guidelines. This type of transaction inherently involves (1) the possibility that the directors of the controlled company may prioritize the interests of the controlling shareholder over those of general shareholders, given that the controlling shareholder is in a position to exert a certain degree of influence over the management of the controlled company through the exercise of voting rights at general meetings of shareholders and other means, which is the so-called structural conflict of interest issue, and (2) the fact that, generally, the controlling shareholder has more accurate and extensive information concerning the controlled company than general shareholders, which is the so-called information asymmetry issue.

The Fair M&A Guidelines state that, as a practical response to addressing the structural conflict of interest issue in (1) above and the information asymmetry issue in (2) above, and to ensuring the fairness of procedures, it is desirable to implement measures to ensure fairness. The Committee was established as part of those measures to ensure fairness.

Accordingly, in line with the purpose of the Fair M&A Guidelines, the Committee reviewed the Consultation Matters from the perspective of eliminating arbitrariness and the risk of conflicts of interest in the decision-making process of the Company’s Board of Directors, ensuring the fairness of that process, and securing an increase in the Company’s corporate value and the interests of the Company’s general shareholders.

(2) Sequence of review of each consultation matter

The Fair M&A Guidelines set out the following general principles as principles that should be respected when conducting M&A.

•	Principle 1: Increase corporate value

Whether an M&A transaction is desirable should be decided based on whether it increases corporate value.

•	Principle 2: Ensure the protection of the interests of general shareholders through fair procedures

M&A transactions should be conducted through fair procedures to ensure that the interests of general shareholders are protected.

These principles are related in that, assuming the M&A contributes to increasing corporate value and satisfies the first principle, the interests of general shareholders should be secured in implementing the M&A by conducting it through fair procedures in accordance with the second principle. In particular, in an acquisition of a controlled company by a controlling shareholder, the second principle is considered to be especially important (Fair M&A Guidelines 2.3).

The Committee can be said to have the role of reviewing and determining the pros and cons of the Transaction from the perspective of the first principle, and of reviewing and determining the fairness of the procedures and the appropriateness of the transaction terms from the perspective of the second principle. In light of the Consultation Matters, Consultation Matter (1) requests a review of whether the Transaction satisfies the requirements of the first principle. Consultation Matters (2) and (3) correspond to the second principle. Specifically, Consultation Matter (2) focuses on the procedures for the Transaction and requests a review of whether measures to ensure fairness have been appropriately implemented according to the specific circumstances of the Transaction, while Consultation Matter (3) requests a review of whether the transaction terms are fair and appropriate from the perspective of securing the interests of general shareholders.

Consultation Matter (4) asks whether, based on an overall assessment of Consultation Matters (1) through (3), the Transaction can be recognized as fair to the Company’s general shareholders.

Accordingly, below, Consultation Matters (1) through (3) are reviewed in 2 through 4, and Consultation Matter (4) is reviewed in 5.

2. Review of the legitimacy and reasonableness of the purpose of the Transaction (Consultation Matter (1))

With respect to Consultation Matter (1), the Committee confirms the Company’s recognition of its current situation concerning the business environment surrounding the Company and the challenges it faces (see (1) below), and the recognition of the Company and Sumitomo Chemical concerning the synergies and disadvantages expected from the Transaction (see (2) and (3) below). Based on these matters, the Committee reviews whether the legitimacy and reasonableness of the purpose of the Transaction can be recognized (see (4) below).

(1) The Company’s recognition of the current situation

The Company recognizes the overview and business activities of the Company (see a. below), and the business environment surrounding the Company and the challenges it faces (see b. below), as follows.

a.	Overview and business activities of the Company

The Company was established in June 1917 and, as a pioneer in nitrogen-containing compounds, has engaged in the manufacture and sale of gas-phase products and amine products among other core products, as well as agrochemical-related chemical products and functional chemical products. By further advancing the core technologies, it has cultivated over many years, the Company has been providing high-value-added, high-performance products.

b.	Business environment surrounding the Company and challenges

Since Sumitomo Chemical’s capital participation in the Company in 1951, the Company and Sumitomo Chemical have collaborated in the business domain of agrochemical-related chemical products and functional chemical products. In recent years, collaboration has progressed especially in optical materials and pharmaceutical-related fields. To date, Sumitomo Chemical has respected the Company’s independence as a listed company, while promoting integrated group management and the realization of synergies. At the same time, in addition to the challenging industry environment, exemplified by rising resource and energy prices and supply shortages, the business environment surrounding the Company has undergone significant change, including expanding needs for sustainability-related responses and technological innovation in advanced medical fields, such as gene therapy using therapeutic oligonucleotides and regenerative and cell-based medicines.

In light of these environmental changes, the Company’s key challenges are to continue growth initiatives in each product field aimed at improving utilization of existing facilities, while accurately ascertaining business opportunities and further refining its proprietary technologies to expand its functional products and new businesses.

(2) The Company’s and Sumitomo Chemical’s recognition of synergies expected from the Transaction

The Company and Sumitomo Chemical recognize the specific measures to be implemented after the Transaction and the synergies expected to materialize from those measures as follows.

(i) Technological advancement through the combination of the Company’s and Sumitomo Chemical’s technological capabilities

Leveraging a diverse product range, accumulated technological capabilities, and custom synthesis capabilities, the Company, in addition to its foundational products, has developed functional products and new businesses and has built an established position as a leading company in the field of nitrogen-containing compounds. Sumitomo Chemical believes that combining the technological capabilities that are the source of the Company’s competitive advantage with Sumitomo Chemical’s technological capabilities will enable the pursuit of further technological advancement, including through collaborative exploration of new market needs. In particular, Sumitomo Chemical believes that combining the distinctive technologies of low-temperature curing catalysts and ionic liquids held by the Company with Sumitomo Chemical’s technologies will enable expansion into new markets and new product development.

(ii) Expansion of Sumitomo Chemical’s advanced small-molecule APIs CDMO business in Japan and abroad by leveraging the Company’s multi-purpose facilities

Partly due to a decrease in the demand for organometallic catalysts and the like, the Company’s group of multi-purpose facilities continues to be underutilized. In contrast, Sumitomo Chemical believes that, following the Transaction, it will be able to leverage the Company’s multi-purpose facilities into an expansion of the advanced small-molecule APIs CDMO business that Sumitomo Chemical is pursuing. Specifically, by leveraging Sumitomo Chemical’s management resources to convert the Company’s multi-purpose facilities into facilities that are GMP compliant both in Japan and abroad and by establishing a production system aligned with the needs of major overseas pharmaceutical companies and other global clientele in its advanced small-molecule APIs CDMO business, Sumitomo Chemical aims to handle diverse demand in Japan and abroad and expand the scale of its business.

(iii) Acceleration and optimization of business activities through integrated operation of the Company and Sumitomo Chemical

In addition to the synergies illustrated in (i) and (ii) above, Sumitomo Chemical believes that making the Company a wholly owned subsidiary of Sumitomo Chemical in the Transaction and thus enabling the Company and Sumitomo Chemical to operate in an integrated manner will result in swifter decision-making and enable even more extensive and flexible mutual leveraging of both parties’ information, human resources, and other management resources, leading to increased profitability across the Sumitomo Chemical Group.

(3) The Company’s and Sumitomo Chemical’s recognition of disadvantages expected from the Transaction

The Company and Sumitomo Chemical recognize the disadvantages expected from the Transaction as follows.

Specifically, as a disadvantage expected from the Transaction, since the Company will be delisted as a result of the Transaction, it is possible that the Company will no longer obtain certain advantages that listed companies are generally able to enjoy, such as the securing of diverse funding methods through equity financing, the positive impact on recruitment activities associated with the improvement in social creditworthiness and name recognition, and the improvement in financial data reliability through accounting audits.

However, the impact associated with delisting will be kept to a minimum taking into account the following, among other factors: with respect to funding needs, alternative means to conduct financing in the equity markets exist, such as financial support from the parent company to its subsidiaries; the Company’s name recognition is already ample due to its long history, and even if the Company were to become a non-listed company, it will continue being able to benefit from the name recognition of the Sumitomo Chemical Group as a wholly owned subsidiary of Sumitomo Chemical by further strengthening its connections within the Sumitomo Chemical Group, so it is believed that any negative impact on new staff recruitment and the like will be minor; and, further, it will be possible to maintain the financial reliability of the company because it will still be subject to Sumitomo Chemical’s consolidated accounting audit even after becoming a wholly owned subsidiary of Sumitomo Chemical.

(4) Review by the Committee

No particular unreasonable points are found in the explanations provided by the Company and Sumitomo Chemical concerning the Company’s recognition of the current situation (see (1) above) and the synergies expected from the Transaction (see (2) above). If the Transaction is implemented, the Company’s general shareholders will receive shares of common stock of Sumitomo Chemical and are expected to be able to enjoy benefits such as the business development and earnings growth of the Sumitomo Chemical Group through the creation of those synergies, and, in turn, an increase in Sumitomo Chemical’s share price.

No particular unreasonable points are found in the explanations provided by the Company and Sumitomo Chemical concerning the disadvantages expected from the Transaction (see (3) above), and no specific concern is recognized that disadvantages exceeding the synergies expected from the Transaction will arise.

Accordingly, taking the above into comprehensive consideration, the Transaction is considered to contribute to increasing the Company’s corporate value.

(5) Interim conclusion

As stated above, the Transaction contributes to increasing the Company’s corporate value, and the legitimacy and reasonableness of its purpose are considered to be ensured.

3. Review of the fairness and appropriateness of the procedures (Consultation Matter (2))

With respect to Consultation Matter (2), the Committee reviews whether the Transaction can be said to have been conducted through fair procedures in order to protect the interests of general shareholders.

According to the Fair M&A Guidelines, the specific practical measures that constitute such fair procedures are measures to ensure fairness. In an acquisition of a controlled company by a controlling shareholder, such measures are to be implemented as means of achieving fair transaction terms from the following perspectives, depending on the specific circumstances, including the degree of structural conflicts of interest and information asymmetry, the circumstances of the target company, and the transaction structure (Fair M&A Guidelines 2.4).

Perspective 1:	Ensure a situation substantially equivalent to an arm’s length transaction in the process of formulating the transaction terms

At the target company, in the process of negotiating the transaction terms of the M&A and determining their appropriateness, ensure a situation substantially equivalent to one in which the M&A is conducted between mutually independent parties. In other words, ensure a situation in which issues involving structural conflicts of interest and information asymmetry are addressed, and reasonable efforts are made to conduct the M&A on transaction terms that are as favorable as possible to general shareholders while also increasing corporate value.

Perspective 2:	Ensure that general shareholders have an opportunity to make an appropriate decision based on sufficient information

In an acquisition of a controlled company by a controlling shareholder, taking into account that it is naturally difficult to expect general shareholders to make an appropriate decision based on sufficient information, or informed judgment, regarding the appropriateness of the transaction terms due to information asymmetry between the acquirer and general shareholders, provide general shareholders with the information necessary to make an appropriate decision and ensure that they have the opportunity to do so.

Based on the above perspectives, the Committee reviews whether the Transaction can be recognized as having effective measures to ensure fairness in place and as being conducted through fair procedures.

(1) Establishment, etc. of the Committee

a. Establishment of the Committee

When the Company received the Proposal from Sumitomo Chemical and began specific consideration of the Transaction, it established the Committee by resolution of the Board of Directors dated November 17, 2025, prior to the Board of Directors deliberating and resolving on whether to implement the Transaction. The purpose of establishing the Committee was to ensure due care in the Board of Directors’ decision-making regarding the Transaction, eliminate arbitrariness and the risk of conflicts of interest in the decision-making process of the Board of Directors and ensure the fairness of that process, and obtain an opinion on whether a decision by the Board of Directors to implement the Transaction can be said to be fair to the Company’s general shareholders. The Committee consists of three members: Ken Takiguchi, outside director (Audit & Supervisory Committee member) and independent director of the Company; Yoko Hatta, outside director (Audit & Supervisory Committee member) and independent director of the Company; and Ryoko Ueda, outside director and independent director of the Company. Each member is independent from Sumitomo Chemical and from the success or failure of the Transaction.

Ken Takiguchi was selected as chairperson of the Committee by mutual election of the members of the Committee. The remuneration of the Committee members consists only of fixed remuneration payable regardless of the success or failure of the Transaction and the content of the opinion, and does not include any success fee payable on the completion of the Transaction or otherwise.

b. Treatment of the Committee’s judgment

In connection with the establishment of the Committee, the Company’s Board of Directors resolved to comply with the following matters.

(i)	The Company’s Board of Directors will make its decision regarding the implementation of the Transaction with the utmost respect for the judgment of the Committee.

(ii)

If the Committee determines that the implementation or terms and conditions of the Transaction are not appropriate, the Company’s Board of Directors will not approve the implementation of the Transaction.

c. Authority of the Committee

The Company’s Board of Directors resolved to grant the Committee the following authority.

(i)

To be substantially involved in the process of negotiations conducted by the Company in relation to the Transaction, including, as necessary, giving instructions or requests concerning the negotiation policy and conducting negotiations itself.

(ii)

In conducting its review and making its judgment on the Consultation Matters, to appoint, as necessary, its own financial, legal, or other advisors, in which case the costs will be borne by the Company, or to nominate or approve, including retroactive approval, the Company’s financial, legal, or other advisors.

(iii)

To receive, as necessary, information required for its review and judgment on the Consultation Matters from the Company’s officers and employees and any other persons the Committee considers necessary.

(2) Establishment of an independent review framework

The Company has established an internal framework for reviewing, negotiating, and making judgments regarding the Transaction from a position independent of Sumitomo Chemical. Specifically, since receiving the Proposal on November 4, 2025, the Company Internal Review Members have conducted the review of the Transaction, including preparation of the Business Plan forming the basis for the calculation of the Share Exchange Ratio, and discussions and negotiations with Sumitomo Chemical.

In this regard, at the first Special Committee meeting held on November 17, 2025, the Committee confirmed that (1) among the Company’s directors, Yasuaki Sasaki, who had served as representative director of Taoka Chemical Co., Ltd., a subsidiary of Sumitomo Chemical, until June 2025, and Masao Shimizu, who also currently serves as managing executive officer of Sumitomo Chemical, and (2) employees seconded from Sumitomo Chemical to the Company, are considered to have an interest in Sumitomo Chemical and the Transaction, and therefore are not included among the Company Internal Review Members and will not be included in the future.

In addition, at the Company’s Board of Directors meeting concerning the Transaction, deliberation and resolution will be conducted by seven of the Company’s nine directors, excluding Yasuaki Sasaki and Masao Shimizu. As stated above, Yasuaki Sasaki and Masao Shimizu are considered to have an interest in Sumitomo Chemical and the Transaction, and therefore will not participate in the deliberation or resolution of the Company’s Board of Directors concerning the Transaction.

(3) Advice from independent external expert advisors

The Company has appointed Daiwa Securities as its financial advisor and third-party valuation agent, and Shimada Hamba & Osajima as its legal advisor, in relation to the Transaction, and has received advice from them.

At the first Special Committee meeting held on November 17, 2025, the Committee received explanations from Daiwa Securities and Shimada Hamba & Osajima regarding their independence from the success or failure of the Transaction, their independence from Sumitomo Chemical, and their expertise and qualifications as advisors based on their experience in similar transactions. After confirming that there were no issues with their independence or expertise, the Committee approved the appointment of Daiwa Securities as the Company’s financial advisor and third-party valuation agent and Shimada Hamba & Osajima as its legal advisor. The Committee also confirmed that each member may receive expert advice from Daiwa Securities and Shimada Hamba & Osajima, the Company’s advisors, as necessary.

(4) Obtaining a valuation report from an independent third-party valuation agent

In order to ensure the fairness of the Share Exchange Ratio in the Transaction, the Company appointed Daiwa Securities as a third-party valuation agent independent from Sumitomo Chemical and from the success or failure of the Transaction, and obtained the Share Exchange Ratio Valuation Report as materials concerning the share exchange ratio. As stated in (3) above, Daiwa Securities is independent from Sumitomo Chemical and from the success or failure of the Transaction.

(5) Enhanced information disclosure to general shareholders

The Press Release includes information concerning the Committee, including the independence and other qualifications of its members, the authority granted to the Committee, and the process of review by the Committee, as well as information concerning the Share Exchange Ratio Valuation Report and information concerning the process leading to the implementation of the Transaction. Accordingly, enhanced information disclosure that will assist general shareholders in making an appropriate decision is scheduled to be provided.

(6) Market check

The Company and Sumitomo Chemical have not entered into any agreement that would restrict potential acquirers from contacting the Company, including any agreement containing transaction protection provisions that would prohibit the Company from contacting potential acquirers other than Sumitomo Chemical.

Accordingly, in the Transaction, other potential acquirers are able to make competing proposals, and it can be said that an indirect market check has been conducted.

In addition, the Company’s ordinary general meeting of shareholders to approve the share exchange agreement for the Transaction is scheduled to be held on June 25, 2026, approximately more than one month after the execution of the share exchange agreement is announced. Therefore, compared with other corporate acquisition transactions, sufficient opportunity for potential acquirers to make competing proposals can be said to have been secured.

The Company has not conducted an active market check involving the investigation and review of whether there are potential acquirers in the market. However, with respect to market checks, the Fair M&A Guidelines note that, where the acquirer is the controlling shareholder, the circumstances in which a market check functions as a measure to ensure fairness are limited to begin with, and in many cases there is little significance in conducting one (Fair M&A Guidelines 3.4.3.2). In addition, in the Transaction, as stated in (1) through (5) above, given that other sufficient measures to ensure fairness have been implemented, the mere fact that an active market check has not been conducted does not impair the fairness of the procedures for the Transaction.

(7) Majority of minority

In the Transaction, no so-called majority-of-minority condition has been set.

However, with respect to majority-of-minority conditions, the Fair M&A Guidelines note concern that, where the acquirer holds a high percentage of the target company’s shares, such as in an acquisition of a controlled company by a controlling shareholder, such a condition may impede M&A that contributes to increasing corporate value (Fair M&A Guidelines 3.5.2). In addition, in the Transaction, as stated in (1) through (5) above, given that other sufficient measures to ensure fairness have been implemented, the mere fact that no majority-of-minority condition has been set does not impair the fairness of the procedures for the Transaction.

(8) Elimination of coerciveness

No particular circumstances have been identified in the Transaction that would give rise to suspicion of coerciveness toward general shareholders.

(9) Interim conclusion

Based on (1) through (8) above, effective measures to ensure fairness are considered to have been implemented in the Transaction, both from the perspective of ensuring a situation substantially equivalent to an arm’s length transaction in the process of formulating the transaction terms and from the perspective of ensuring that general shareholders have an opportunity to make an appropriate decision based on sufficient information.

As stated above, the fairness and appropriateness of the procedures for the Transaction are considered to be ensured.

4. Review of the fairness and appropriateness of the terms and conditions (Consultation Matter (3))

According to the Fair M&A Guidelines, when reviewing the appropriateness of transaction terms, it is important to: (a) ensure a situation in which, during the process of discussions and negotiations with the acquirer regarding the transaction terms, reasonable efforts are made to conduct the M&A on transaction terms that are as favorable as possible to general shareholders while also increasing corporate value; (b) review the content of the share valuation, which forms an important basis for determining the appropriateness of the transaction terms, and confirm the reasonableness of the financial forecasts, conditions, and other assumptions on which it is based; and (c) review not only the level of the acquisition consideration, but also the appropriateness of the method of acquisition, the type of acquisition consideration, and other matters (Fair M&A Guidelines 3.2.2).

Accordingly, with respect to Consultation Matter (3), the Committee will verify the negotiation process with Sumitomo Chemical from the perspective of (a) above (see (1) below), the reasonableness of the content of the Business Plan on which the value of the Shares calculation in the Share Exchange Ratio Valuation Report is based and the content of the Share Exchange Ratio Valuation Report from the perspective of (b) above (see (2) and (3) below), and the reasonableness of the choice of scheme in the Transaction from the perspective of (c) above (see (4) below). Based on this, the Committee will review whether the transaction terms of the Transaction can be recognized as fair and appropriate (see (5) below).

(1) Negotiation process with Sumitomo Chemical

The Company has engaged in several rounds of negotiations and discussions with Sumitomo Chemical regarding an increase in the share exchange ratio for the Transaction. In conducting these negotiations and discussions, from the perspective of protecting the interests of general shareholders, the Company has obtained the Committee’s prior approval for the policy and content of the negotiations and discussions. In addition, in reviewing these negotiations and discussions, the Company and the Committee received advice from Daiwa Securities and Shimada Hamba & Osajima in a timely and appropriate manner.

The outline of the Company’s negotiation process with Sumitomo Chemical is as follows.

a. Initial proposal

On April 6, 2026, the Company received the Share Exchange Ratio Proposal (4/6) from Sumitomo Chemical, which proposed a share exchange ratio of 1:4.27 in the Transaction, meaning an allotment of 4.27 shares of common stock of Sumitomo Chemical for each Share.

At the ninth Special Committee meeting held on April 7, 2026, the Committee reviewed the proposal based on advice from Daiwa Securities and other factors. As a result, the Committee considered that the share exchange ratio stated in the Share Exchange Ratio Proposal (4/6) could not be said to give sufficient consideration to the interests of the Company’s general shareholders, and requested that the share exchange ratio stated in the Share Exchange Ratio Proposal (4/6) be reconsidered.

b. Second proposal

On April 10, 2026, the Company received the Share Exchange Ratio Proposal (4/10) from Sumitomo Chemical, which proposed a share exchange ratio of 1:4.49 in the Transaction, meaning an allotment of 4.49 shares of common stock of Sumitomo Chemical for each Share.

At the tenth Special Committee meeting held on April 14, 2026, the Committee reviewed the proposal based on advice from Daiwa Securities and other factors. As a result, in light of factors including the level of the share exchange ratio calculated based on Daiwa Securities’ preliminary calculation of the value of the Shares and the level of premiums in past share exchange transactions between listed parent companies and subsidiaries, the Committee considered that the share exchange ratio stated in the Share Exchange Ratio Proposal (4/10) still could not be said to give sufficient consideration to the interests of the Company’s general shareholders. Accordingly, the Committee requested that the share exchange ratio stated in the Share Exchange Ratio Proposal (4/10) be reconsidered.

c. Third proposal

On April 17, 2026, the Company received the Share Exchange Ratio Proposal (4/17) from Sumitomo Chemical, which proposed a share exchange ratio of 1:4.65 in the Transaction, meaning an allotment of 4.65 shares of common stock of Sumitomo Chemical for each Share.

At the eleventh Special Committee meeting held on April 21, 2026, the Committee reviewed the proposal based on advice from Daiwa Securities and other factors. As a result, in light of factors including the level of the share exchange ratio calculated based on Daiwa Securities’ preliminary calculation of the value of the Shares and the level of premiums in past share exchange transactions between listed parent companies and subsidiaries, the Committee considered that the share exchange ratio stated in the Share Exchange Ratio Proposal (4/17) had not reached a level that could be sufficiently explained to the Company’s general shareholders, and that it was necessary to seek a higher level. Accordingly, the Committee requested that the share exchange ratio stated in the Share Exchange Ratio Proposal (4/17) be reconsidered.

d. Fourth proposal

On April 28, 2026, the Company received the Share Exchange Ratio Proposal (4/28) from Sumitomo Chemical, which proposed a share exchange ratio of 1:4.82 in the Transaction, meaning an allotment of 4.82 shares of common stock of Sumitomo Chemical for each Share.

At the twelfth Special Committee meeting held on April 28, 2026, the Committee reviewed the proposal based on advice from Daiwa Securities and other factors. As a result, the Committee considered that the share exchange ratio stated in the Share Exchange Ratio Proposal (4/28) had a certain degree of reasonableness in that it included a premium at the average level observed in past similar share exchange transactions over the ratio based on the average share price for the most recent one-month period, using April 28, 2026 as the reference date. However, in light of factors including trends in the share prices of the Company and Sumitomo Chemical, the level of the share exchange ratio calculated based on Daiwa Securities’ preliminary calculation of the value of the Shares, and the level of premiums in past share exchange transactions between listed parent companies and subsidiaries, the Committee considered that it still had not reached a level that could be sufficiently explained to the Company’s general shareholders, and that it was necessary to seek a higher level. Accordingly, the Committee requested that the share exchange ratio stated in the Share Exchange Ratio Proposal (4/28) be reconsidered.

e. Fifth proposal

On May 11, 2026, the Company received the Share Exchange Ratio Proposal (5/11) from Sumitomo Chemical as its final proposal, which proposed a share exchange ratio of 1:4.91 in the Transaction, meaning an allotment of 4.91 shares of common stock of Sumitomo Chemical for each Share.

At the thirteenth Special Committee meeting held on May 11, 2026, the Committee reviewed the proposal based on advice from Daiwa Securities and other factors. As a result, the Committee determined that the share exchange ratio stated in the Share Exchange Ratio Proposal (5/11) was at a level reasonable in light of the Company’s corporate value, considering that it included a premium comparable to the premium levels observed in past similar share exchange transactions over the ratios based on the average share prices for the most recent one-month and three-month periods, using May 11, 2026 as the reference date, and taking into account factors including trends in the share prices of the Company and Sumitomo Chemical, the level of the share exchange ratio calculated based on Daiwa Securities’ preliminary calculation of the value of the Shares, and the level of premiums in past share exchange transactions between listed parent companies and subsidiaries. Based on this determination, the Committee confirmed that it would accept the share exchange ratio stated in the Share Exchange Ratio Proposal (5/11), namely the Share Exchange Ratio, subject to conducting a further verification based on factors including trends in the share prices of the Company and Sumitomo Chemical up to the business day immediately preceding May 13, 2026, the scheduled announcement date of the Transaction, and the level of the share exchange ratio in the Share Exchange Ratio Valuation Report scheduled to be submitted by Daiwa Securities on that date.

At the fourteenth Special Committee meeting held on May 12, 2026, the Committee confirmed that, even taking into account trends in the share prices of the Company and Sumitomo Chemical up to that date and the content of the Share Exchange Ratio Valuation Report received from Daiwa Securities on that date, the Share Exchange Ratio was reasonable, as stated in (2) through (5) below.

Following this confirmation, on the same day, the Company responded to Sumitomo Chemical that it would accept the Share Exchange Ratio, meaning an allotment of 4.91 shares of common stock of Sumitomo Chemical for each Share, subject to the adoption of a resolution by the Company’s Board of Directors at its meeting to be held on May 13, 2026 concerning the implementation of the Transaction on terms including the Share Exchange Ratio.

(2) Reasonableness of the content of the Business Plan

As stated in (3) below, the Company has obtained the Share Exchange Ratio Valuation Report from Daiwa Securities, a third-party valuation agent independent from the Company, Sumitomo Chemical, and the success or failure of the Transaction. The Share Exchange Ratio Valuation Report was prepared based on the content of the Business Plan. Since business plans may contain figures ranging from optimistic to conservative depending on the purpose and manner of their preparation, it is considered important to confirm the reasonableness of the business plan and the background to its preparation (footnote 28 to Fair M&A Guidelines 3.2.2).

As set forth below, the Committee confirmed the reasonableness of the Business Plan and the background to its preparation (including the revision of the content of the Business Plan and the background to that revision), and approved the Business Plan.

a. Approval of the Business Plan

At the third Special Committee meeting held on January 6, 2026, the Committee received a detailed explanation of the Business Plan from the Company, and conducted a question-and-answer session and exchanged views on matters including the feasibility of the Business Plan in light of the business environment, the differences from the Corporate Business Plan, and the reasonableness of the reasons for those differences.

Based on the Company’s responses, the Committee confirmed that there were no circumstances that would give rise to doubts regarding the fairness of the process of formulating the Business Plan, such as involvement or influence by Sumitomo Chemical in its formulation; that the content of the Business Plan was reasonable and feasible and could not be said to be overly conservative; that the increases and decreases in operating profit and free cash flow for each fiscal year in the Business Plan were not particularly unreasonable; and that the differences between the Corporate Business Plan and the Business Plan were reasonable in light of changes in the business environment and customer circumstances that had occurred after the announcement of the Corporate Business Plan, actual results up to the most recent point in fiscal 2025, and other factors. The Committee then approved the Business Plan.

b. Revision of the content of the Business Plan

After the Committee approved the Business Plan as stated in a. above, the Company revised the content of the Business Plan for the following reasons.

(i)

To incorporate into the Business Plan the content of the “Notice Concerning Recording of Impairment Loss and Revision to Earnings Forecast for the Fiscal Year Ending March 31, 2026” announced on March 31, 2026, and the impact thereof

(ii)

As the probability of earnings from large-scale carbon-neutrality-related products had increased, to incorporate into the Business Plan forecasts through the fiscal year ending March 31, 2030 for sales and profits from large-scale carbon-neutrality-related products and the associated capital expenditures, etc., and to revise forecasts from the fiscal year ending March 31, 2031 onward to more accurate forecasts

The Committee confirmed that the recording of the impairment loss in (i) above and the downward revision to the earnings forecast for the fiscal year ending March 31, 2026 were the result of factors including consideration of the decline in demand for the Company’s own products and the expected recording of impairment losses on fixed assets, were made based on the Company’s appropriate accounting judgment, were made independently of the consideration of the Transaction, that the changes in the increases and decreases in operating profit and free cash flow for each fiscal year in the Business Plan were not particularly unreasonable, and were not influenced by Sumitomo Chemical. The Committee also confirmed that the necessity and reasonableness of revising the Business Plan as stated in (i) and (ii) above were recognized, and that there were no circumstances that would give rise to doubts regarding the fairness of the background to the revision, such as involvement or influence by Sumitomo Chemical. On April 2, 2026, the eighth Special Committee approved the revision of the content of the Business Plan as stated above.

c. Upward revision to earnings forecast

After the Committee approved the revision of the content of the Business Plan as stated in b. above, the Company made an upward revision to its earnings forecast for the fiscal year ending March 31, 2026, as stated in the “Notice Concerning Revision to Earnings Forecast for the Fiscal Year Ending March 31, 2026” announced on April 21, 2026.

At the eleventh Special Committee meeting held on April 21, 2026, the Committee received an explanation from the Company that the upward revision to the earnings forecast was the result of reflecting multiple profit-increasing factors relating to the Company’s business activities that had become clear after the revision to the earnings forecast as of March 31, 2026, and of a decrease expected in the amount of impairment loss to be recorded due to the refinement of impairment accounting calculations. The Company also explained that the upward revision was made based on the Company’s appropriate accounting judgment, was made independently of the consideration of the Transaction, was not influenced by Sumitomo Chemical, and that the impact of the upward revision to the earnings forecast on the business plan for the fiscal year ending March 31, 2027 and subsequent fiscal years is considered extremely minor, and therefore it is not necessary to revise the Business Plan again. Having received these explanations, the Committee confirmed that no particular issue was found with their content.

(3) Content of the Share Exchange Ratio Valuation Report

a. Selection of valuation methods

At the seventh Special Committee meeting held on March 19, 2026, the eleventh Special Committee meeting held on April 21, 2026, and the fourteenth Special Committee meeting held on May 12, 2026, the Committee received detailed explanations from Daiwa Securities regarding the calculation of the share exchange ratio in the Transaction.

According to these explanations, Daiwa Securities conducted the calculation by adopting (1) the market price method for Sumitomo Chemical, because Sumitomo Chemical is listed on the Prime Market of the Tokyo Stock Exchange and has a market share price, and (2) the market price method for the Company, because the Company is listed on the Standard Market of the Tokyo Stock Exchange and has a market share price, as well as the DCF method in order to reflect the status of future business activities in the valuation.

These methods adopted by Daiwa Securities are valuation methods generally used in calculating share exchange ratios in transactions of the same type as the Transaction, and no unreasonable points are found in Daiwa Securities’ selection of the methods for calculating the share exchange ratio.

b. Overview of share exchange ratio valuation results

According to the Share Exchange Ratio Valuation Report , when the market price method is adopted for valuing Sumitomo Chemical’s shares, and either the market price method or the DCF method is adopted for valuing the Shares, the results of the calculation of the share exchange ratio, with the per-share value of Sumitomo Chemical calculated using each valuation method set as 1, are as follows.

Market price method	4.18–4.43

DCF method	3.55–5.27

c. Reasonableness of each valuation method

According to the Share Exchange Ratio Valuation Report, the overview of each share valuation method adopted by Daiwa Securities and the basis for its adoption are as follows.

(i) Market price method

Daiwa Securities adopted, under the market price method, the simple averages of the closing prices for each of the one-month, three-month, and six-month periods up to that date, using May 12, 2026 as the valuation reference date.

The adoption of these values under the market price method is common practice, and no unreasonable points are found in the content of the valuation using the market price method.

(ii) DCF method

Daiwa Securities, under the DCF method, calculated the enterprise value and equity value by discounting to present value, at a certain discount rate, the free cash flows expected to be generated by the Company from the fiscal year ending March 31, 2026 onward, based on factors including the financial forecasts in the Business Plan, financial information as of the end of the third quarter of the fiscal year ending March 31, 2026, and generally publicly available information. The discount rate was based on the weighted average cost of capital (WACC), and a range of 9.7% to 10.7% was adopted, calculated including a size risk premium in consideration of the Company’s size. In addition, in calculating the terminal value, the constant growth model was adopted, and, with the perpetual growth rate set at 0.5% to 1.5% taking into account domestic and international inflation rates, as well as the growth rate of the industry to which the Company belongs, the terminal value was calculated to be between 20,280 million yen and 25,226 million yen.

No unreasonable points are found in the basis or content of Daiwa Securities’ calculation of the discount rate or its application of the DCF method.

d. Review of the premium

The Share Exchange Ratio includes the following premiums: 18.3% over the share exchange ratio based on the closing price of the Shares on the Standard Market of the Tokyo Stock Exchange and the shares of common stock of Sumitomo Chemical on the Prime Market of the Tokyo Stock Exchange on May 12, 2026, the business day immediately preceding the scheduled announcement date of the implementation of the Transaction, which is May 13, 2026; 17.4% over the share exchange ratio based on the simple average closing price for the most recent one-month period; 15.8% over the share exchange ratio based on the simple average closing price for the most recent three-month period; and 10.8% over the share exchange ratio based on the simple average closing price for the most recent six-month period.

Reference value	Premium

Closing price on the business day immediately preceding the scheduled announcement date	18.3%

Simple average closing price for the most recent one-month period	17.4%

Simple average closing price for the most recent three-month period	15.8%

Simple average closing price for the most recent six-month period	10.8%

In this regard, the premium levels in the Reference Cases, namely the average and median premiums over the share exchange ratios based on the closing price on the business day immediately preceding the scheduled announcement date and on the simple average closing prices for the most recent one-month, three-month, and six-month periods before the announcement date, are as follows.

Reference value	Average	Median

Closing price on the business day immediately preceding the scheduled announcement date	17.0%	12.5%

Simple average closing price for the most recent one-month period	16.2%	16.5%

Simple average closing price for the most recent three-month period	16.7%	14.3%

Simple average closing price for the most recent six-month period	16.4%	15.7%

The Share Exchange Ratio can be said to be at a level comparable to the premium levels in the Reference Cases in terms of the premiums over the share exchange ratios based on the closing prices of the Shares and shares of common stock of Sumitomo Chemical on the business day immediately preceding the scheduled announcement date, and on the simple average closing prices for the most recent one-month and three-month periods before the scheduled announcement date.

The Share Exchange Ratio is slightly below the average and median premiums in the Reference Cases in terms of the premium over the share exchange ratio based on the simple average closing prices of the Shares and shares of common stock of Sumitomo Chemical for the most recent six-month period before the scheduled announcement date. However, when the premium levels in the Reference Cases (21 cases in total) are grouped into classes of 5% starting from 0%, the most frequent class for premiums over the share exchange ratio based on the simple average closing prices for the most recent six-month period before the announcement date is 10% to 15%, with five cases, and the Share Exchange Ratio is recognized as being at a similar level. Therefore, the mere fact that it is slightly below the average and median premiums in the Reference Cases is not considered to negate the reasonableness of the Share Exchange Ratio.

e. Interim conclusion

The Share Exchange Ratio is considered to be at a level that is reasonable in light of the Company’s corporate value because (1) based on the content of the Share Exchange Ratio Valuation Report, it exceeds the upper limit of the share exchange ratio calculated based on the share values of the Company and Sumitomo Chemical calculated using the market price method, and exceeds the median of the range of the share exchange ratio calculated based on the share value of the Company calculated using the DCF method and the share value of Sumitomo Chemical calculated using the market price method, and (2) the premium attached to the Share Exchange Ratio is recognized as being at a level comparable to the Reference Cases.

(4) Reasonableness of the scheme

The scheme of the Transaction is a share exchange under which Sumitomo Chemical will become the wholly owning parent company and the Company will become a wholly owned subsidiary.

According to the Deliberation Materials and the Hearings, etc., the Company and Sumitomo Chemical have determined that it is appropriate to select a share exchange as the scheme because shares of common stock of Sumitomo Chemical will be delivered to the Company’s general shareholders as consideration for the Transaction, thereby providing the Company’s general shareholders with the opportunity to enjoy benefits such as the business development and earnings growth of the Sumitomo Chemical Group through the creation of expected future synergies, and, in turn, an increase in Sumitomo Chemical’s share price, and because shares of common stock of Sumitomo Chemical are highly liquid and can be converted into cash at any time by trading them on the market.

No particular unreasonable point is found in the above judgment, and the selection of a share exchange as the scheme for the Transaction is considered reasonable.

(5) Interim conclusion

In the Transaction, it can be said that reasonable efforts were made to conduct the Transaction on transaction terms that are as favorable as possible to general shareholders while also increasing the Company’s corporate value (see (1) above), the content of the Business Plan, as revised under (2)b. above, on which the valuation of the Shares in the Share Exchange Ratio Valuation Report is based, is reasonable (see (2) above), the Share Exchange Ratio is considered, based on the content of the Share Exchange Ratio Valuation Report, to be at a level that is reasonable in light of the Company’s corporate value (see (3) above), and no unreasonable points are found in the scheme for the Transaction (see (4) above).

As stated above, the fairness and appropriateness of the terms and conditions of the Transaction are considered to be ensured from the perspective of protecting the interests of general shareholders.

5.	Whether, based on 2 through 4 above, the Company’s Board of Directors making a decision to implement the Transaction is fair to the Company’s general shareholders (Consultation Matter (4))

As stated in 2 above, the Transaction can be said to contribute to increasing the Company’s corporate value, and the legitimacy and reasonableness of the purpose of the Transaction are considered to be ensured. In addition, as stated in 3 above, appropriate measures to ensure fairness have been implemented in the Transaction, and the fairness and appropriateness of the procedures are considered to be ensured. As stated in 4 above, the fairness and appropriateness of the terms and conditions of the Transaction, including the Share Exchange Ratio, are considered to be ensured. No other circumstances have been found that would cause the Transaction to lack fairness to general shareholders.

As stated above, the Company’s Board of Directors making a decision to implement the Transaction is considered to be fair to the Company’s general shareholders.

End of Special Committee Report

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